Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of December 12, 2022 (the “Effective Date”) among Wilmington Savings Fund Society, FSB, as administrative agent (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”) and collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), Highbridge Tactical Credit Master Fund, L.P. (“Highbridge”) and the other lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time (each a “Lender” and collectively, the “Lenders”), Gamida Cell Inc., a Delaware corporation (“Borrower”), and Gamida Cell Ltd., a company organized under the laws of the State of Israel (“Holdings”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1. DEFINITIONS AND OTHER TERMS

1.1 Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (a) the effects of FASB ASC 825 on financial liabilities shall be disregarded, and (b) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 or otherwise (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements.

1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“8-K Filing”	Section 12.11(b)
“Administrative Agent”	Preamble
“Administrative Agent and Collateral Agent Expenses”	Exhibit C, Section 6
“Administrative Agent and Collateral Agent Fees”	Section 2.4(c)
“Agreement”	Preamble
“Asset Sale Offer”	Section 2.2(c)(ii)
“Bank Leumi”	Section 3.5(d)
“Borrower”	Preamble
“Calculation Date”	Section 1.4
“Claims”	Section 12.2
“Collateral Agent”	Preamble
“Collateral Agent License”	Section 9.8
“Communications”	Section 10
“Connection Income Taxes”	Exhibit C, Section 1
“Declined Amount”	Section 2.2(c)(ii)
“Default Rate”	Section 2.3(b)

“Effective Date”	Preamble
“Event of Default”	Section 8
“Exchange Act Reports”	Section 5.17
“Excluded Taxes”	Exhibit C, Section 1
“FATCA”	Exhibit C, Section 1
“Foreign Accounts”	Section 6.6(a)
“Foreign Lender”	Exhibit C, Section 1
“Highbridge”	Preamble
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Exhibit C, Section 1
“Installment Payments”	Section 2.2(b)(ii)
“Investment Center”	Schedule 6.12
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“Leumi Account”	Section 3.5(d)
“Mandatory Prepayment Date”	Section 2.2(c)(ii)
“Material Proceeds”	Section 7.1(d)
“MNPI Notice”	Section 6.2(d)
“New Subsidiary”	Section 6.10
“OID”	Section 1.4
“Open Source Licenses”	Section 5.2(f)
“Other Connection Taxes”	Exhibit C, Section 1
“Other Taxes”	Exhibit C, Section 1
“Participant Register”	Section 12.1
“Payer Disposition Proceeds Amount”	Section 1
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Press Release”	Section 12.11(b)
“Pro Forma Cost Savings”	Section 1.4
“Rate”	Section 1.4
“Recipient”	Exhibit C, Section 1
“Register”	Section 12.1
“Royalty Facility”	Section 1.4
“RIF Collateral”	Section 1
“Term Loan” and “Term Loans”	Section 2.2(a)
“U.S. Person”	Exhibit C, Section 1
“U.S. Tax Compliance Certificate”	Exhibit C, Section 7
“Withholding Agent”	Exhibit C, Section 1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Acceptable Intercreditor Agreement” means, with respect to any Royalty Financing permitted by this Agreement, (a) a first-lien/second lien intercreditor agreement between the Collateral Agent, the Lenders and the applicable RIF Investor (in form and substance satisfactory to the Collateral Agent and the Lenders) providing (i) that the Collateral Agent, for the ratable benefit of the Secured Parties, shall have a first-priority Lien on the Collateral (other than the Sold Revenues); (ii) that such RIF Investor shall have a pari passu lien on any RIF Collateral (other than Sold Revenues) underlying the Royalty Financing to the extent provided pursuant to the terms of such Royalty Financing; (iii) neither the Collateral Agent nor the Lenders shall, directly or indirectly, contest or challenge, or support any party in contesting or challenging, such RIF Investor’s rights with respect to the Sold Revenues or RIF Collateral (including, without limitation, such RIF Investor’s security interests and related claims); (iv) that the Collateral Agent on behalf of the Lenders shall have the first right of enforcement in any Liens on the Collateral until the expiration of a standstill period to be agreed; (v) that if outside of an insolvency proceeding, the Collateral Agent in the course of exercising its enforcement rights with respect to the Collateral sells or otherwise transfers Collateral that includes the RIF Collateral, if such Collateral is not transferred subject to the rights of such RIF Investor with respect to the RIF Collateral on terms materially consistent with the documentation for such Royalty Financing or otherwise satisfactory to the RIF Investor in its reasonable discretion, then the proceeds from such disposition shall be subject to a customary waterfall agreed to by the RIF Investor, the Collateral Agent and the Lenders pursuant to which the RIF Investor shall be entitled to the Payer Disposition Proceeds Amount concurrently with, or prior to, any payments to the Lenders; (vi) after the occurrence of an Insolvency Proceeding, neither the Collateral Agent nor the Lenders shall support (or direct the Collateral Agent to support) (or vote their claims in favor of any plan of reorganization providing for) any disposition of Collateral that includes the RIF Collateral unless either (A) the Collateral so disposed of is purchased subject to the rights of the RIF Investor with respect to the RIF Collateral on terms materially consistent with the documentation for such Royalty Financing or otherwise satisfactory to the RIF Investor in its reasonable discretion or (B) the RIF Investor is entitled to the Payer Disposition Proceeds Amount concurrently with, or prior to, any payments to the Lenders with respect to such disposition; (vii) after the occurrence of an insolvency proceeding, the RIF Investor shall not oppose, and shall support (or vote its claims in favor of any plan of reorganization providing for) any disposition of the Collateral so long as either (A) the Collateral so disposed of is purchased subject to the rights of the RIF Investor with respect to the RIF Collateral on terms materially consistent with the documentation for such Royalty Financing or otherwise satisfactory to the RIF Investor in its reasonable discretion or (B) the RIF Investor is entitled to the Payer Disposition Proceeds Amount concurrently, or prior to, any payments to the Lenders with respect to such disposition (and in connection with any disposition reference in clause (B), the RIF Investor shall release its Liens in the Collateral so disposed); (viii) after the occurrence of an Insolvency Proceeding, in the event of any direct or indirect disposition of the Collateral, if such Collateral is not transferred subject to the rights of the RIF Investor with respect to the RIF Collateral on terms materially consistent with the documentation for such Royalty Financing or otherwise satisfactory to the RIF Investor in its reasonable discretion, then the proceeds from such disposition shall be subject to a customary waterfall agreed to by the RIF Investor, the Collateral Agent and the Lenders pursuant to which the RIF Investor shall be entitled to the Payer Disposition Proceeds Amount concurrently with, or prior to, any payments to the Lenders; (ix) other provisions reasonably satisfactory to the Collateral Agent, Lenders and the RIF Investor consistent with clause (i)-(viii) above and consistent with RIF Investor’s status as a second lien holder with respect to other customary intercreditor matters such as payover provisions and provisions regarding DIP financings; and (x) the RIF Investor shall not interfere with Collateral Agent or Lenders enforcing their rights and remedies as secured creditors under the UCC, any bankruptcy laws and any other applicable law (to the extent such enforcement is not inconsistent with clauses (i)-(ix) above), and (b) any other intercreditor agreement between the RIF Investor, the Collateral Agent and Lenders in form and substance reasonably satisfactory to the RIF Investor, the Collateral Agent, the Lenders and the Company. As used in this definition of “Acceptable Intercreditor Agreement,” “Payer Disposition Proceeds Amount” means, with respect to any disposition, sale or other transfer of Collateral that includes the RIF Collateral, a percentage of proceeds from such disposition (or sale or transfer, as applicable) equal to the royalty percentage of revenues payable to the RIF Investor pursuant to the Royalty Financing, after payment of all fees, costs and expenses (including attorneys’ fees and costs) in connection with such disposition and any other costs or expenses incurred in connection with the enforcement of any right or remedy thereunder. For the avoidance of doubt, for purposes of any waterfall referenced above, the Payer Disposition Proceeds Amount shall have the same priority of payment as any principal and interest obligations due to the Lenders and shall not be subordinated in right of payment to such obligations.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Acquired Debt” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming, a Subsidiary of, such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Lender will be deemed to be an Affiliate of such Lender. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Affiliate Transaction” means a transaction in which Holdings, Borrower or any Subsidiaries acts to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings, Borrower, or any Subsidiaries involving aggregate payments or consideration in excess of $500,000, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to Holdings, Borrower or the relevant Subsidiary, taken as a whole, than those that would have been obtained in a comparable arms length transaction by Holdings, Borrower, or such Subsidiary with a Person that is not an Affiliate of Holdings or such Subsidiary;

(2) Borrower delivers to the Administrative Agent, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, a resolution of the Board of Directors accompanied by an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 7.9 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

The definition of “Affiliate Transaction” above is subject to the exceptions in Section 7.9.

“Anti-Corruption Laws” are any laws, rules, or regulations relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act and UK Bribery Act.

“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism, sanctions or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Sale” means any Transfer, excluding:

(1) a sale, exchange, or other Disposition of obsolete, damaged, unnecessary, unsuitable or worn out equipment, or other assets, in the ordinary course of business, or Dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Holdings, Borrower and its Subsidiaries, taken as a whole;

(2) the sale, conveyance, lease or other Disposition of all or substantially all of the assets of Borrower or any Guarantor in compliance with the provisions described under Section 7.3, as applicable, or any Disposition that constitutes a Change in Control;

(3) any Restricted Payment that is permitted to be made, and is made, under Section 7.7 or any transaction specifically excluded from the definition of Restricted Payment;

(4) so long as no Event of Default is continuing or would immediately result therefrom, any Disposition of assets or issuance or sale of Capital Stock of any Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $2,000,000;

(5) (x) Dispositions among Borrower and the Guarantors or by any Subsidiary to Borrower or any Guarantor and (y) Dispositions among Subsidiaries which are not Guarantors;

(6) any settlement of or payment in respect of any property or casualty insurance claim or any foreclosure, condemnation, expropriation or similar proceeding relating to any property or assets of the Holdings, Borrower or any of their Subsidiaries;

(7) any sale or Disposition deemed to occur in connection with the granting or creation of any Lien;

(8) [reserved];

(9) Dispositions of intellectual property (directly or through the Disposition of Capital Stock of the owner thereof) to Borrower or a Guarantor;

(10) to the extent allowable under Section 1031 of the Internal Revenue Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(11) the settlement, termination or unwinding of any Swap Agreement;

(12) issuances of Capital Stock pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, policies, contracts or arrangements established in the ordinary course of business or approved by Holdings’ Board of Directors in good faith;

(13) Investments in Borrower, any Subsidiary or any other Person; provided that no Disposition of any Material Asset shall be permitted under this clause (13) to any Person that is not Borrower or a Guarantor;

(14) the sale, lease, assignment or sublease of inventory, or equipment held for sale in the ordinary course of business, and Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(15) the lease, assignment, license, sublicense or sublease of any real or personal property (other than Intellectual Property) in the ordinary course of business;

(16) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or cash equivalents) of comparable or greater market value, as determined in good faith by Holdings or the Borrower;

(17) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(18) Dispositions of Investments (including Capital Stock) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements of Joint Ventures;

(19) the sale, exchange, or other Disposition of cash or Cash Equivalents or marketable securities in the ordinary course of business or in connection with any Investment;

(20) [RESERVED]

(21) the lapse, abandonment or other Disposition of registered patents, trademarks and other intellectual property of Holdings, Borrower and their Subsidiaries in the ordinary course of business to the extent not economically desirable in the conduct of their businesses;

(22) the sale of future revenues pursuant to a Royalty Financing permitted under clauses (1) or (17) in the definition of “Permitted Debt”; and

(23) the settlement or early termination of any Permitted Equity Derivative;

provided that, notwithstanding anything in this definition to the contrary, each of the following shall constitute an Asset Sale: (1) any License of Material Assets to a Person other than Borrower or a Guarantor, and (2) the Disposition of Capital Stock of any Guarantor (other than Holdings).

“Attributable Debt” means in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Attributable Debt represented thereby will be the amount of liability in respect thereof determined in accordance with the definition of “Capital Lease Obligation.”

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means the Board of Directors (or the functional equivalent thereof) of Holdings or any duly authorized committee of such Board of Directors.

“Borrower’s Books” are Holding’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Holdings’ or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is, as it relates to the term “Business Day” used in Sections 2.3(d), 3.5, 6.2(xiii) and 8.1, any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York or Wilmington, Delaware are required or authorized to be closed, and as it relates to all other references of “Business Day”, any day that is not a Saturday, Sunday or a day on which commercial banks in New York, Wilmington, Delaware and Israel are required or authorized to be closed.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with IFRS, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS; provided that Capital Lease Obligations shall exclude any leases that would have been treated as operating leases under IFRS prior to the adoption of IFRS 16 Leases.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition. Unless the context otherwise requires, Capital Stock shall refer to Capital Stock of Holdings.

“Cash Equivalents” means:

(1) (i) cash or (ii) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that, in the case of Investments of the type described in clause (ii), the full faith and credit of the United States of America is pledged in support thereof;

(2) corporate debt issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), in each case with maturities of not more than 365 days from the date of acquisition thereof;

(3) time and demand deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender (as defined in any Permitted Refinancing Indebtedness thereof) or (B) has combined capital and surplus of at least $500,000,000;

(4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(5) commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Moody’s or S&P;

(6) marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(7) securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America or by any political subdivision (including any municipality) or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least “A” (or A-1, SP1 or other then equivalent grade) by S&P or at least “A1” (or “Prime-1” or MIG-1 or other then equivalent grade) by Moody’s as of the date of acquisition and, in each case, with a maturity of not more than one year from the date of acquisition thereof;

(8) Investments, classified in accordance with IFRS as current assets of Borrower or any Guarantor, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that invest solely in one or more of the types of securities described in clauses (1) through (7) above; and

(9) in the case of Holdings or a Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of Holdings or such Foreign Subsidiary for cash management purposes.

“Change in Control” means (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Holdings, its Wholly Owned Subsidiaries and the employee benefit plans of Holdings and its Wholly Owned Subsidiaries, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Ordinary Shares representing more than 50% of the voting power of Holding’s Capital Stock; (b) the consummation of (1) any recapitalization, reclassification or change of the Ordinary Shares (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination) as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (2) any share exchange, consolidation or merger of the Holdings pursuant to which the Ordinary Shares will be converted into cash, securities or other property or assets; or (3) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than one of the Holding’s Wholly Owned Subsidiaries; provided, however, that a transaction described in clauses (1) and (2) in which the holders of all classes of Holding’s Capital Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Capital Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Change in Control pursuant to this clause (b); (c) if at any time Holdings ceases to own 100% of the Capital Stock of Borrower except pursuant to a transaction permitted pursuant to Section 7.3 and (d) any “change of control”, “fundamental change” or “make whole fundamental change” (or any comparable term) in any document pertaining to the Existing Notes, any Permitted Refinancing Indebtedness or any other Junior Indebtedness, in each case, the aggregate principal amount of which is in excess of the $500,000 (or any Permitted Refinancing Indebtedness of any of the foregoing) and such “change of control”, “fundamental change” or “make whole fundamental change” (or any comparable term) allows such holders to redeem such Indebtedness or otherwise requires the Borrower to prepay or repurchase, or to offer to prepay or repurchase, such Indebtedness.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Holdings and its Subsidiaries described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Holdings or any Subsidiary at any time but does not include Excluded Accounts.

“Collateral Agent” is Wilmington Savings Fund Society, FSB, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.

“Consolidated EBITDA” means, with respect to any specified Person for any period without duplication, the Consolidated Net Income of such Person and its Subsidiaries for such period plus, in each case to the extent deducted in computing Consolidated Net Income for such period:

(a) provision for taxes based on income, profits or capital of such Person and its Subsidiaries for such period; plus

(b) Consolidated Net Interest Expense and any non-cash interest expense (including, without limitation, capitalized, accrued or accreting or paid-in-kind interest or accreting principal and price-indexed linkage differences on Indebtedness) of such Person and its Subsidiaries for such period; plus

(c) royalty or similar payments or expenses of such Person and its Subsidiaries, whether paid or accrued, in connection with a sale of any royalty owing to such Person and its Subsidiaries or a synthetic royalty or other financing or similar transaction based on revenues and other proceeds; plus

(d) any expenses, charges or other costs related to any equity offering, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), joint venture, disposition, recapitalization, Indebtedness permitted to be incurred by this Loan Agreement, or the refinancing of any other Indebtedness of such Person or any of its Subsidiaries (whether or not successful) (including any such fees, expenses or charges related to this Agreement, the Secured Notes, and the transactions contemplated hereby and thereby); plus

(e) depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting adjustments, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries; plus

(f) the amount of net cost savings and synergies reasonably projected by Holdings in connection with any acquisition or investment or otherwise projected by the Holdings in good faith to be realized as a result of specified actions taken (which cost savings or synergies shall be subject only to an Officer’s Certificate of the Holdings and shall be calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings or synergies are factually supportable and directly attributable to such transaction or such actions, in each case, in the good faith and reasonable judgment of Holdings, (B) the Holdings reasonably believes in good faith that such cost savings or synergies are reasonably anticipated to be realizable within 18 months after the closing date of such transaction or action, and (C) no cost savings shall be added pursuant to this clause (f) to the extent duplicative of any expenses or charges relating to such cost savings that are excluded from the calculation of Consolidated Net Income with respect to such period (“Pro Forma Cost Savings”); provided that the aggregate amount of Pro Forma Cost Savings, together with any addbacks and adjustments permitted to be added pursuant to clause (g) below, shall not exceed an amount equal to 15% of Consolidated EBITDA (calculated prior to giving effect to such addbacks) in any period; plus

(g) any restructuring charges or reserves, including write-downs and write-offs, any one-time costs incurred in connection with Investments and dispositions (in each case, including any such transaction consummated prior to the Effective Date, and any such transaction undertaken but not completed), costs related to the closure, consolidation and integration of facilities, information technology infrastructure and legal entities, and severance and retention bonuses, any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of Holdings and its Subsidiaries (including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset impairments or asset disposals (including leased facilities), charges for purchase and lease commitments, start-up costs for new facilities, reserves for excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized, and any related promotional costs of exiting products or product lines); provided that the aggregate amount addbacks and adjustments permitted to be added pursuant to this clause (g), together with Pro Forma Cost Savings added back pursuant to clause (f) above, shall not exceed an amount equal to 15% of Consolidated EBITDA (calculated prior to giving effect to such addbacks) in any period.

Notwithstanding anything in this definition to the contrary, in no event shall any write-down or write-off of any accounts receivable or inventory be included as an adjustment or add-back in this definition, including any such add-back or adjustment that would be included as part of Consolidated Net Income.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Subsidiaries for such period, on a consolidated basis determined in accordance with IFRS; provided, that:

(a) all extraordinary and non-recurring or unusual gains and losses will be excluded;

(b) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person (and the net loss of any such Person shall be included only to the extent that such loss is funded in cash by the specified Person or a Subsidiary thereof);

(c) the net income for such period of any Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions paid in cash (or to the extent converted to cash) by any such Subsidiary to such Person, to the extent not already included therein;

(d) the cumulative effect of a change in accounting principles, together with any related provision for taxes, will be excluded;

(e) any non-cash compensation charges, including non-cash costs or expenses resulting from stock option plans, employee benefit plans, or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights will be excluded;

(f) any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency re-measurements of Indebtedness will be excluded;

(g) any unrealized net after-tax income (loss) from hedging obligations or cash management obligations or from other derivative instruments in the ordinary course will be excluded;

(h) any nonrecurring charges relating to any premium or penalty paid, write-off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity will be excluded;

(i) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by IFRS, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof shall be excluded;

(j) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under IFRS and related interpretations shall be excluded;

(k) loss or expense amounts as are actually reimbursed by insurance providers in respect of liability or casualty events or business interruption shall be excluded; and

(l) fees, costs, expenses and losses that are actually received in cash pursuant to contractual indemnities or guaranty obligations of third parties shall be excluded.

“Consolidated Net Interest Expense” means, without duplication and in each case determined on a consolidated basis in accordance with IFRS, the sum of:

(m) the Holding’s and its Subsidiaries’ total interest expense for such period; plus

(n) the interest component of the Holding’s and its Subsidiaries’ Capital Lease Obligations accrued or scheduled to be paid or accrued during such period other than the interest component of Capital Lease Obligations between or among the Holdings, the Borrower and any Subsidiary or between or among Subsidiaries; plus

(o) the interest expense on Indebtedness of another Person to the extent such Indebtedness is guaranteed by the Holdings, the Borrower or any Subsidiary or secured by a Lien on the Holding’s, the Borrower’s or any Subsidiary’s assets, but only to the extent that such guarantee or Lien is permitted hereunder and such interest is actually paid by the Holdings, the Borrower or such Subsidiary; minus

(p) the interest income of the Holdings and its Subsidiaries during such period.

Notwithstanding any of the foregoing, Consolidated Net Interest Expense shall not include (i) any non-cash interest expense (including, without limitation, capitalized, accrued or accreting or paid-in-kind interest or accreting principal and price-indexed linkage differences on Indebtedness) and (ii) any payments on any leases that would have been classified as operating leases under IFRS prior to the adoption of IFRS 16 Leases.

“Control Agreement” is any control agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, entered into among the depository institution at which Holdings or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Holdings or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Holdings or such Subsidiary, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Designated Deposit Account” is Borrower’s deposit account, account number G241978225, maintained at Oppenheimer & Co. Inc..

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings, Borrower or a Subsidiary in connection with an Asset Sale pursuant to Section 7.1(a) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Borrower or Holdings, setting forth the basis of such valuation.

“Disposition” means the sale, transfer, issuance, license, lease, contribution or other disposition (including any sale and leaseback transaction or any contribution or other transfer in exchange for an Investment), whether in one transaction or in a series of transactions, of any property or assets (including, without limitation, any Capital Stock of Borrower or any of its Subsidiaries) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” means each bank, financial institution, other institutional lenders and investors and other entities identified on a list made available to the Administrative Agent and the Required Lenders on or prior to the Effective Date.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the earlier of (x) the date that is 91 days after the Maturity Date and (y) the date that is 91 days after the date the Term Loan ceases to remain outstanding; provided that only the portion of the Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding anything to the contrary in the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings to repurchase or redeem such Capital Stock upon the occurrence of a change of control or similar provision will not constitute Disqualified Stock if the change of control or similar provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Term Loans; provided that Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.7. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings or any of its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory repurchase or redemption provisions of, such Disqualified Stock exclusive of accrued dividends (other than the accretion, accumulation or payment-in-kind of dividends).

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Payment Conditions” has the meaning set forth in the Secured Notes.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

“Excluded Accounts” shall mean (a) any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Holdings or any Subsidiary at any time that is used by such Person solely as a payroll account for the employees of Holdings or its Subsidiaries, provided that the aggregate balance maintained therein shall not exceed the aggregate amount of such payments to be paid in the then next two (2) payroll periods or the funds in which consist solely of funds held by Holdings or any Subsidiary in trust for any director, officer or employee of Holdings or any Subsidiary or any employee benefit plan maintained by Holdings or any Subsidiary in the ordinary course of business or funds representing deferred compensation for the directors and employees of Holdings or any Subsidiary, (b) escrow accounts, Deposit Accounts, Securities Accounts, Commodity Accounts, trust accounts, or any other bank accounts, in each case either securing Permitted Liens or otherwise entered into in the ordinary course of business and consistent with prudent business practice conduct where Holdings or the applicable Subsidiary holds the funds exclusively for the benefit of an unaffiliated third party, provided that the amounts in such accounts do not exceed Five Hundred Thousand Dollars ($500,000) at any time, and (c) accounts that are swept to a zero balance on a daily basis to a Collateral Account that is subject to a Control Agreement.

“Excluded Subsidiary” shall mean (a) any subsidiary that is prohibited by any applicable law or, on the date such subsidiary is acquired (provided, that such prohibition is not be created in contemplation of such acquisition), its organizational documents, in each case, from guaranteeing the Obligations; (b) any subsidiary that is prohibited by any contractual obligation that existed on the date any such subsidiary is acquired (provided, that such prohibition is not created in contemplation of such acquisition) from guaranteeing the Obligations; (c) any subsidiary to the extent that the provision of any subsidiary guarantee of the Obligations would require the consent, approval, license or authorization of any governmental authority which has not been obtained, any subsidiary that is subject to such restrictions (provided that after such time that such restrictions on subsidiary guarantees are waived, lapse, terminate or are no longer effective, such subsidiary shall no longer be an Excluded Subsidiary by virtue of this clause (c)); (d) any Wholly Owned Subsidiary organized under the laws of the United States, any state of the United States or the District of Columbia that (i) has no material assets other than capital stock of one or more subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code or (ii) is a subsidiary of a subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code (provided any subsidiary described in the foregoing clauses (d)(i) or (d)(ii) shall be an Excluded Subsidiary only with respect to the subsidiary guarantee of an obligation of a United States person); (e) [reserved]; (f) any subsidiary that is an Immaterial Subsidiary; (g) [reserved]; (h) any subsidiary for which the provision of a subsidiary guarantee would result in a material adverse tax or regulatory consequence to us or one of our subsidiaries, as applicable; and (i) Gamida Cryo Ltd.

“Exclusive License” means with respect to any drug or pharmaceutical product, any License granted to another Person to create, develop, manufacture, commercialize, sell, market and promote such drug or pharmaceutical product, on an exclusive basis (to the exclusion of Borrower and the Guarantors) or co-exclusive basis (or any series of Licenses that have the practical or economic effect of granting an exclusive or co-exclusive License) within the United States and its territories; provided that an “Exclusive License” shall not include (a) any Licenses, which may be exclusive, solely to manufacture and/or package any such drug or product on behalf of Holdings, and (b) any sponsored research or similar agreement with a Person that is not an Affiliate of Holdings or Borrower providing for the research and development of such drug or product that does not grant the counterparty any right to sell, offer to sell, have sold or otherwise commercialize such drug or product.

“Existing Indebtedness” means all Indebtedness of Holdings and its Subsidiaries in existence on the Effective Date.

“Existing Indenture” is that certain Indenture, dated February 16, 2021, by and among Gamida Cell Inc., Gamida Cell Ltd. and Wilmington Savings Fund Society, FSB, as trustee, as amended, supplemented, restated or otherwise modified to the extent permitted under this Agreement.

“Existing Notes” means those certain 5.875% Exchangeable Senior Notes due 2026, issued under the Existing Indenture, in an aggregate principal amount of up to $75,000,000.

“Exit Fee” is, with respect to any Term Loan subject to prepayment, refinancing, substitution, replacement or exchange prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration, exchange or otherwise (including, but not limited to, as part of any Installment Payment or upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), an additional fee payable to the Lenders in amount equal to 5% of the outstanding principal of such Term Loans.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in this Agreement or the Secured Notes) the Board of Directors, taking into account all relevant factors determinative of value, including, without limitation, preference rights, lack of liquidity, control and restrictions on marketability and transferability.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“FDA Approval” means approval from the FDA to distribute, market or sell Omidubicel.

“FDA Laws” means any applicable Requirement of Law relating to pharmaceutical, biologic, medical device, or human cells, tissue or cell- or tissue-derived products (“HCTPs”) or their inputs or processes, good manufacturing practices, the conduct or reporting of clinical trials and investigations, human subjects and patient protections, and the production, manufacturing, processing, compounding, development, testing, investigation, packaging, labeling, importing, exporting, distribution, advertising or promotion of pharmaceuticals, biologics, or medical devices, including the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), the regulations of the FDA promulgated thereunder, and any comparable state, federal, or foreign Requirement of Law.

“FDA Permits” means any permits, licenses, approvals, clearances, registrations, certifications, or other investigational or marketing authorizations issued or obtained pursuant to an FDA Law, including FDA-approved biologics license applications (“BLA”), new drug applications (“NDA”), abbreviated new drug applications (“ANDA”), medical device premarket clearances (“510(k)”), medical device premarket approvals (“PMA”), investigational new drug (“IND”) and investigational device exemption (“IDE”) applications, National Drug Codes (“NDC”), FDA establishment registrations, controlled substance licenses, and local, state, federal, and foreign manufacturing, wholesale and distribution-related permits.

“Fee Letter” means the Fee Letter, dated as of the Funding Date, among the Borrower and Wilmington Savings Fund Society, FSB.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, acquires, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated after giving pro forma effect, in the reasonable and good-faith judgment of the Chief Financial Officer of Holdings or the Borrower as set forth in a certificate with supporting calculations delivered to the Administrative Agent, to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(q) acquisitions of business entities or property and assets constituting a division or line of business and dispositions outside the ordinary course of business and incurrences of Indebtedness that have been made or incurred by the specified Person or any of its Subsidiaries, including through Investments, mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect, in the good-faith judgment of the Chief Financial Officer of Holdings, as if they had occurred on the first day of the reference period, in accordance with Regulation S-X promulgated under the Exchange Act;

(r) any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such reference period;

(s) any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such reference period;

(t) the interest rate, royalty payment, effective imputed interest rate or similar item (each a “Rate”) payable on any Indebtedness shall be calculated as follows: (i) the Rate shall be equal to the all-in-yield, which shall include (x) any underlying Rate indices, Rate margins, Rate floors, original issue discount (or equivalent) (“OID”) (with OID being equated to a Rate based on the lesser of an assumed four-year average life to maturity or the remaining life to maturity), upfront fees (or other similar fees to market), and similar yield-related discounts, deductions or payments and (y) any arrangement, structuring, commitment, underwriting, amendment or similar fees, other than to the extent such fees described in this subclause (y) do not exceed 3.00% of the total size of the applicable facility or arrangement in the aggregate and are customary bona fide arrangement, structuring or underwriting fees that are payable solely to the applicable lead arrangers of such Indebtedness and are not shared with any other lenders or holders of such Indebtedness and (ii) if such Indebtedness bears a floating Rate, the Rate expense on such Indebtedness will be calculated as if the Rate in effect on the Calculation Date had been the applicable Rate for the entire period (taking into account any hedging obligation applicable to such Indebtedness); and

(u) if any Indebtedness (including, for the avoidance of doubt, any Royalty Financing) is incurred or available under any facility and is being given pro forma effect in such calculation, the Rate on such Indebtedness shall be calculated assuming that such facility is fully drawn (regardless of whether or not any conditions precedent or other contingencies with respect to such drawing are satisfied) during the applicable period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the Consolidated Net Interest Expense of such Person and its Subsidiaries for such period; plus

(b) the non-cash interest expense (including capitalized, accrued or accreting or paid-in-kind interest or accreting principal and price-indexed linkage differences on Indebtedness but excluding the amortization of deferred financing costs and non-cash interest expense relating to fair value accounting adjustments) of such Person and its Subsidiaries; plus

(c) the royalty or similar payments or expenses of such Person and its Subsidiaries, whether paid or accrued, in connection with a sale of any royalty owing to such Person and its Subsidiaries or a synthetic royalty or other financing or similar transaction based on revenues and other proceeds.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States, any state thereof or the District of Columbia.

“Funding Date” is each date on which a Term Loan is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government (including the State of Israel and the government thereof), any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA and the Israel Innovation Authority), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Administrative Agent for the ratable benefit of the Secured Parties (including without limitation pursuant to Section 6.10).

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, in each case, not entered into by such Person for speculative purposes;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk, in each case, not entered into by such Person for speculative purposes;

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case, not entered into by such Person for speculative purposes; and

(4) any similar transaction or combination of the foregoing, in each case, not entered into by such Person for speculative purposes.

“IIA” shall mean the Israel Innovation Authority.

“IIA-Funded Know-How” shall mean any know-how forming part of the Collateral deriving from research and development pursuant to an “approved program” (as defined in the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984), which is not the final product developed pursuant to such program, any derivatives thereof and any rights thereto.

“IIA Undertaking” shall mean the Undertaking letter from Collateral Agent to the IIA, as of or about the Effective Date.

“Immaterial Subsidiary” means, as of any time, any Subsidiary that, when taken together with all Immaterial Subsidiaries, does not (a) have assets with a value in excess of five percent (5%) of the consolidated total assets of Holdings and its Subsidiaries or (b) comprise in excess of five percent (5%) of Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis, for the most recently completed four full fiscal quarters for which financial statements are available immediately preceding such date.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent and without duplication:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services (excluding accounts payable incurred in the ordinary course of business and not past due by more than 90 days) and have not been paid within 90 days thereof; or

(6) representing any Hedging Obligations.

In each case, if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person and (ii) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) equal to the lesser of (x) the Fair Market Value of such asset as of the date of determination and (y) the amount of such Indebtedness.

Notwithstanding anything to the contrary in the foregoing paragraph, the term “Indebtedness” will not include (a) in connection with any acquisition or any Transfer or other Disposition, purchase price adjustments, indemnities or royalty, earn-out, contingent or other deferred payments of a similar nature, unless such payments are required under IFRS to appear as a liability on the balance sheet (excluding the footnotes); provided that at the time of closing, the amount of any such payment is not determinable or, to the extent such payment has become fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Stock; (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (f) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its subsidiaries, (g) obligations in respect of non-exclusive time based in-licenses in the ordinary course of business and consistent with customary industry practices, other than in connection with the grant to a counterparty of any right to sell, offer to sell, have sold or otherwise commercialize any Material Asset; or (h) accrued expenses. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief. The foregoing shall include any proceeding by or against any Person under the Israeli Insolvency Law or the Israeli Companies Ordinance 5743-1983, or any other event that could be deemed an insolvency event or which could cause such Person to be classified as insolvent pursuant to the Israeli Insolvency Law, Israeli Companies Ordinance 5743-1983 or any other applicable Israeli law including but not limited to the winding up or liquidation of a Person, a stay of proceedings (“ikuv halichim”), an initiation of proceedings order (tsav le-ptichat halichim), or an application for a financial rehabilitation order (“tsav le-shikum calcali”), a decree or order for relief, including a freeze order (“hakpaat halichim”), an application for an initiation of proceedings order, or an application for an order for rehabilitation under the Israeli Insolvency Law and including assignments for the benefit of creditors, any moratoria or stay of proceedings (“ikuv halichim”), compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, stay of proceedings, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Holdings’ or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets, trade secret rights and corresponding rights in confidential information and other non-public or proprietary information (whether or not patentable), including, without limitation, any rights to unpatented inventions, know-how, operating manuals; ideas, formulas, compositions, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information;

(c) any and all Technology, including Software;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f) any and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) Biologics License Application submitted by Holdings with respect to Omidubicel.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Effective Date for the Term Loan, between Borrower, Holdings and Collateral Agent, on behalf of the Secured Parties, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Interest Make-Whole Payment” has the meaning set forth in the Secured Note.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means, with respect to any specified Person, all direct or indirect investments by such specified Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities (other than Permitted Equity Derivatives). The acquisition by Holdings or any Subsidiary of a Person that holds an Investment in a third Person that was acquired in contemplation of the acquisition of such Person will be deemed to be an Investment by Holdings or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person determined as provided in this Agreement. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but after giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of the repayment or disposition thereof for cash, not to exceed the original amount of such Investment.

“Investment Authority” means the Israeli Authority for Investment and Development of the Industry and Economy (formerly known as the Investment Center).

“IRS” means the United States Internal Revenue Service.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, and any regulations promulgated thereunder, as amended from time to time.

“Israeli Floating Charge” means that certain Security Agreement/Debenture Floating Charge, by and between Holdings and the Collateral Agent, dated as of the Effective Date, as amended, restated, modified, replaced or supplemented from time to time.

“Israeli Insolvency Law” means the Israeli Insolvency and Rehabilitation Law, 2018, as amended from time to time and any regulations promulgated thereunder.

“Israeli Security Agreements” means (i) that certain Security Agreement/Debenture Fixed Charge, by and between Holdings and the Collateral Agent, dated as of the Effective Date, as amended, restated, modified, replaced or supplemented from time to time, (ii) that certain Security Agreement/Debenture Fixed Charge Over IP, by and between Holdings and the Collateral Agent, dated as of the Effective Date, as amended, restated, modified, replaced or supplemented from time to time, (iii) that certain Israeli Floating Charge and (iv) that certain Security Agreement/Debenture Fixed Charge Over IP, by and between the Borrower and the Collateral Agent, dated as of the Effective Date, as amended, restated, modified, replaced or supplemented from time to time.

“Joint Venture” means any bona fide joint venture entity or any Person (other than a Subsidiary) in which Holdings or any of its Subsidiaries holds Capital Stock and the joint venture parties of, or other investors in, which are not Affiliates of Holdings or any of its Subsidiaries.

“Junior Indebtedness” means Indebtedness for borrowed money that is unsecured or contractually subordinated or lien subordinated to the Obligations or to any Guaranty (excluding (i) any intercompany Indebtedness between or among Holdings and any of its Subsidiaries and (ii) Indebtedness permitted by clauses (10), (12), (13), (14), (15), (16), (17), (18), (19), (20), (21) and (23) of the definition of “Permitted Debt”).

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses (whether generated in house or by outside counsel), as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents (which, to the extent incurred in connection with the Transactions consummated on or around the Effective Date, including those reasonably expected to be incurred in connection with the transactions under Section 3.5, shall not, with respect to the Lenders, exceed $731,000 in the aggregate without the prior written consent of the Borrower), and (b) all fees and expenses (including attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Administrative Agent, Collateral Agent and/or the Lenders in connection with the Loan Documents.

“License” means, with respect to any Intellectual Property, any licenses or sublicenses to, or covenants not to sue, or other similar rights with respect to such Intellectual Property.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Secured Notes, the Registration Rights Agreement, each Control Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Israeli Security Agreements, the Perfection Certificates, the IIA Undertaking, each Compliance Certificate, each Loan Payment Request Form, any Guaranty, the Fee Letter, any Acceptable Intercreditor Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of any Secured Parties, in connection with this Agreement; all as amended, restated, or otherwise modified.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Holdings and its Subsidiaries, when taken as a whole; (b) a material impairment of (i) the prospect of repayment of any portion of the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Administrative Agent, Collateral Agent or Lenders under any Loan Document except solely as the direct result of the action or inaction of the Administrative Agent, Collateral Agent or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except solely as the direct result of the action or inaction of the Collateral Agent or Lenders; or (c) the occurrence of a “Change in Control”, “Fundamental Change” and/or “Make-Whole Fundamental Change” (each howsoever defined) under any indenture governing any Existing Notes; provided that the impacts of COVID-19 on the operations, business or financial condition of Holdings or any of its Subsidiaries that occurred and were disclosed to the Lenders as of the Effective Date or otherwise publicly available on or prior to the Effective Date will be disregarded for the purposes of clauses (a), (b)(i) or (c) above; provided further that any delay in the ordinary course in obtaining FDA Approval regarding Holdings and its Subsidiaries’ therapeutic candidates shall not constitute a Material Adverse Change unless Holdings or its Subsidiaries receive a complete response letter from the U.S. Food and Drug Administration with respect to such therapeutic candidate.

“Material Agreement” is any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act or the Exchange Act, as may be amended; provided, however, that “Material Agreements” shall exclude all real estate leases and all employee or director compensation agreements, arrangements or plans, or any amendments thereto.

“Material Assets” means Omidubicel and the NAM Platform, and any material Intellectual Property that claims or covers Omidubicel or the NAM Platform or that is necessary for development, manufacture, marketing, sale or import of Omidubicel or any NAM Product.

“Maturity Date” is December 12, 2024.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“NAM Platform” means a nicotinamide-based cell expansion platform for multiple cell types including stem cells and natural killer (NK) cells.

“NAM Product” means a product other than Omidubicel that is owned or Controlled by Holdings or its Subsidiaries and comprised of an expansion of NK cells using the NAM Platform. For purposes of this definition, “Controlled” means possession of the ability to grant an exclusive license without violating the terms of any agreement with any third party.

“Net Proceeds” means, (a) with respect to any Disposition or any Recovery Event by Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received by Holdings, Borrower or any Guarantor in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, unless, for the avoidance of doubt, any such cash or Cash Equivalents received by monetization is in the form of retained collections that do not constitute purchase price or consideration for the sale or other Disposition of the asset subject to such Disposition received by Holdings or any of its Subsidiaries for such Disposition) over (ii) the sum of (A) all payments on account of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the loan documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction (including, without limitation, appraisals, brokerage, legal, title and recording or transfer tax expenses and commissions and legal, accounting and investment banking fees, sales commissions and other reasonable and customary fees and expenses) paid by such Person to third parties (other than Affiliates), (C) the taxes paid or Holdings’ good faith and reasonable estimation of income, franchise, sales and other applicable taxes required to be paid as a result of such transaction, and (D) any amount subject to an escrow or provided as a reserve against any liabilities in respect of any indemnification obligations or purchase price adjustment associated with any such Disposition and which are reasonably expected to be paid (provided that, to the extent and at any time such amounts are not paid and are released from such escrow or reserve to Borrower or any Guarantor, such amounts shall constitute Net Proceeds) and (b) in connection with any issuance or sale of Indebtedness by Borrower or any Guarantor or any of their Subsidiaries, or any issuance or sale of Capital Stock by Holdings, the cash proceeds received from such issuance or incurrence, net of the reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction, including attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith paid by such Person to third parties (other than Affiliates). In the case of any non- Wholly Owned Subsidiary or Joint Venture, “Net Proceeds” shall be reduced by the pro rata portion thereof attributable to such minority interests or interests of Joint Venture partners.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, Interest Make-Whole Payment, Exit Fee, Administrative Agent and Collateral Agent Fees, Administrative Agent and Collateral Agent Expenses and any other amounts Borrower owes the Administrative Agent, the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Registration Rights Agreement), or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders, Administrative Agent and/or the Collateral Agent in connection with this Agreement and the other Loan Documents, and the performance of Borrower’s duties under the Loan Documents (other than the Registration Rights Agreement).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

“Omidubicel” means a stem/progenitor cell-based bone marrow transplant graft product composed of nicotinamide-expanded allogeneic cells from umbilical cord blood.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified, if applicable, by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws and/or articles of association in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Ordinary Shares” has the meaning set forth in the Secured Notes.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, continuations-in-part, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on April 1, 2023.

“Perfection Certificate” means the perfection certificate delivered by Holdings and the Borrower to the Lenders and the Collateral Agent on or about the date hereof.

“Permitted Bond Hedge Transaction” means (1) any call option or capped call option (or substantively equivalent derivative transaction) on the common or ordinary Capital Stock of Holdings (or any direct or indirect parent company thereof) purchased by Holdings or any of its Subsidiaries in connection with an issuance of debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock of Holdings (or any direct or indirect parent company thereof), and (2) any call option or capped call option (or substantively equivalent derivative transaction) replacing or refinancing the foregoing.

“Permitted Business” means any business conducted by Holdings or any of its Subsidiaries on the Effective Date and any business that, in the good faith judgment of the Board of Directors, is similar or reasonably related, ancillary, supplemental or complementary thereto or a reasonable extension, development or expansion thereof.

“Permitted Debt” means:

(1) the incurrence by Holdings or any of its Subsidiaries of Indebtedness in connection with a Royalty Financing based solely on (and, except to the extent set forth in the Acceptable Intercreditor Agreement with respect to the Payer Disposition Proceeds Amount, payable solely from) Sold Revenues of Omidubicel (the “Royalty Facility”); provided, however, that (A) the aggregate amount of Sold Revenues in respect of such Royalty Facility shall not exceed $150,000,000 after the Effective Date, and (B) the aggregate amount of Indebtedness incurred under the Royalty Facility (or, if greater, the aggregate put price or other amount payable by Holdings or any of its Subsidiaries upon a put event or other termination of such Indebtedness) and the aggregate amount of any Permitted Refinancing Indebtedness of the Royalty Facility incurred pursuant to clause (5) (or, if greater, the aggregate put price or other amount payable by Holdings or any of its Subsidiaries upon a put event or other termination of such Permitted Refinancing Indebtedness) shall not in the aggregate exceed $45,000,000 outstanding (for the avoidance of doubt, it being agreed that for purposes of determining the amount that is outstanding under this clause (i), the greater of (x) the amount invested or (y) the aggregate put price or other amount payable upon a put event or other termination event shall be used) at any time prior to the receipt of FDA Approval;

(2) the incurrence by Holdings or any of its Subsidiaries of the Term Loans and the related Guaranties;

(3) the incurrence by Holdings or any of its Subsidiaries of Existing Indebtedness;

(4) the incurrence by Holdings or any of its Subsidiaries of purchase money Indebtedness to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets (other than intellectual property) or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancing Indebtedness thereof; provided, however, that (A) the aggregate principal amount of Indebtedness permitted by this clause (4) shall not exceed, at any one time outstanding, $5,000,000 and (B) if secured, such Liens shall attach only to the assets acquired with such Indebtedness and shall not extend to any other property or assets of Borrower and any Guarantor;

(5) the incurrence by Holdings or any of its Subsidiaries of Permitted Refinancing Indebtedness to refinance any Indebtedness that was permitted to be incurred under Section 7.4(a) or 7.4(b) (other than clauses (3) and (4) hereof);

(6) the incurrence by Holdings or any of its Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among Holdings or any of its Subsidiaries; provided, however, that if Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not Borrower or a Guarantor, then such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of Holdings or any of its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Obligations, in the case of Borrower, or the Guaranty, in the case of a Guarantor; provided, further, that (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Holdings or any Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not Holdings or any Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or any such Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any Subsidiary of Holdings to Holdings or any of its Subsidiaries of shares of Preferred Stock; provided, however, that (A) any subsequent issuance or transfer of Capital Stock that results in any such Preferred Stock being held by a Person other than Holdings or a Subsidiary and (B) any sale or other transfer of any such Preferred Stock to a Person that is not Holdings or Borrower, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Subsidiary that was not permitted by this clause (7);

(8) contingent liabilities under performance, indemnity, bid, stay, customs, appeal, replevin and surety bonds, performance and completion guarantees or similar instruments incurred in the ordinary course of business;

(9) hedging obligations that are not incurred for speculative purposes but for the purpose of (A) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding, (B) fixing or hedging currency exchange rate risk with respect to any currency exchanges or (C) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales, including, without limitation, Permitted Equity Derivatives;

(10) the guarantee by Borrower or any of the Guarantors of Indebtedness of Borrower or a Guarantor permitted to be incurred under Section 7.4(a) or any other provision of Section 7.4(b), and the guarantee by any Subsidiary that is not a Guarantor of Indebtedness of another Subsidiary that is not a Guarantor, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of Section 7.4; provided that if the Indebtedness being guaranteed is subordinated in right of payment to or pari passu with the Obligations, then the guarantee must be subordinated or pari passu, as applicable, in right of payment to the same extent as the Indebtedness guaranteed;

(11) the incurrence by Holdings or any of its Subsidiaries of unsecured Indebtedness (other than for borrowed money) arising from customary agreements of Holdings or any such Subsidiary providing indemnification, deferred purchase price, non-cash earn-outs, cash earn-outs, purchase price adjustments and other similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other Disposition of any business, assets or Capital Stock of Holdings or any of its Subsidiaries, other than, in the case of any such Disposition by Holdings or any of its Subsidiaries, guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(12) the incurrence of contingent liabilities arising out of endorsements of checks, drafts and other similar instruments for deposit or collection in the ordinary course of business;

(13) the incurrence of Indebtedness in the ordinary course of business under any agreement between Holdings or any of its Subsidiaries and any commercial bank or other financial institution relating to Treasury Management Arrangements;

(14) (A) Indebtedness (other than for borrowed money) owed to any Person providing property, casualty, liability or other insurance to Borrower or any Guarantor, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the premiums with respect to such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months and (B) take-or-pay obligations contained in supply agreements in the ordinary course of business;

(15) Obligations in respect of governmental grants, financial aid, tax incentives, subsidies, tax holidays and other similar governmental benefits or incentives, and guarantees or restrictions related thereto;

(16) Indebtedness incurred by Holdings or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or to landlords, utilities and/or vendors in the ordinary course of business, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 90 days following the due date thereof;

(17) Royalty Financings relating to products other than Omidubicel and Dispositions of royalties and other rights to proceeds, in each case subject to compliance with Section 7.1; provided that (A) such Royalty Financing is entered into the later of (x) on or after January 1, 2024 and (y) following FDA Approval, and (B) if secured, any Liens securing such Royalty Financing shall not extend to Omidubicel and are not reasonably likely to impair the creation, development, manufacture, commercialization, sale, marketing or promotion by Holdings, its Subsidiaries and its licensees of Omidubicel in the United States and its territories;

(18) Indebtedness representing deferred compensation or similar obligation to employees of Borrower or any Guarantor or any of their Subsidiaries or incurred in the ordinary course of business;

(19) unsecured Indebtedness consisting of Indebtedness issued by Holdings or any Subsidiary or any direct or indirect parent company of Holdings or Borrower to future, current or former officers, directors, employees, consultants and independent contractors thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of Holdings or Borrower or any direct or indirect parent company of Holdings or Borrower to the extent described in Section 7.7(b)(ii);

(20) customer deposits and advance payments received in the ordinary course of business from customers for goods and services in the ordinary course of business;

(21) Indebtedness of Holdings or any of its Subsidiaries, to the extent the Net Proceeds thereof are promptly used (A) to purchase all of the outstanding Existing Notes tendered for repurchase in connection with a Change in Control, (B) to redeem all of the outstanding Existing Notes in an optional redemption pursuant to Section 16.01 of the Existing Indenture, or (C) to repurchase or redeem such principal amount of Existing Notes that, after giving effect thereto, less than $15,000,000 principal amount of Existing Notes remain outstanding;

(22) [reserved];

(23) Indebtedness in respect of an acquisition permitted hereunder, which Indebtedness is existing at the time such Person becomes a Subsidiary of Holdings or a Guarantor (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of Holdings or a Guarantor); provided that any such Indebtedness shall (A) not exceed at any one time outstanding $5,000,000 and (B) if secured, such Liens are not incurred in connection with or in anticipation of such acquisition and do not attach to any other property, assets or Capital Stock of Holdings or a Guarantor or any of its Subsidiaries;

(24) Indebtedness incurred in connection with judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 8.7 and for which no enforcement actions have been commenced;

(25) Indebtedness in the form of (A) unsecured guarantees of loans and advances to officers, directors, consultants and employees, in an aggregate amount not to exceed $1,000,000 at any one time outstanding, and (B) reimbursements owed to officers, directors, consultants and employees of Holdings or any of its Subsidiaries, in each case, in the ordinary course of business;

(26) Royalties, milestones and other deferred payments pursuant to any in-license, collaboration agreement or similar agreement providing Holdings or any Subsidiary the rights in respect of any product or Intellectual Property; provided that no such royalties, milestones or deferred payments shall be payable by Holdings or any Subsidiary prior to FDA Approval; and

(27) Disqualified Stock of Holdings and Indebtedness in an aggregate principal amount that, when taken together with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (27), does not exceed $1,000,000 at any time outstanding; provided that any such Indebtedness of the Holdings or any Guarantor shall be unsecured.

“Permitted Equity Derivatives” means (1) any forward purchase, accelerated share purchase or other equity derivative transactions relating to the Capital Stock of Holdings (or any direct or indirect parent company thereof) entered into by Holdings or any Subsidiary provided that any Restricted Payment made in connection with such transaction is permitted pursuant to Section 7.7 and (2) any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Liens” means:

(1) Liens securing any Indebtedness (and other related Obligations) incurred pursuant to clause (2) of the definition of “Permitted Debt”, including any Permitted Refinancing Indebtedness thereof;

(2) Liens on property of a Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with Holdings or any Subsidiary; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such Person becoming a Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged into or consolidated with Holdings or any Subsidiary (plus improvements and accessions to such property or proceeds or distributions thereof);

(3) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Holdings or any Subsidiary (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(4) Liens to secure Capital Lease Obligations or purchase money obligations, as permitted to be incurred pursuant to clause (4) of the definition of “Permitted Debt,” and encumbering only the assets acquired with or financed by such Indebtedness (and other related Obligations) (plus improvements and accessions to such property or proceeds or distributions thereof);

(5) Liens in the form of licenses or sublicenses of Intellectual Property;

(6) (a) Liens in favor of Borrower or the Guarantors; (b) Liens on the property of any Subsidiary that is not a Guarantor in favor of any other Subsidiary and (c) Liens on the property of any Subsidiary of Holdings in favor of Holdings or any of its Subsidiaries;

(7) Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974, as amended) in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), insurance, surety, bid, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness); provided that such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or any order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, which proceedings (or order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, or pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under, any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value or marketability of said properties or materially impair their use in the operation of the business of the owner or operator of such properties or business;

(10) (i) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any of its Subsidiaries in the ordinary course of business and supporting obligations of the type set forth in sub-clause (i); provided that such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or any order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(11) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(12) Liens securing Hedging Obligations;

(13) Liens in favor of any collecting or payor bank having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Holdings or any Subsidiary on deposit with or in possession of such bank;

(14) any obligations or duties affecting any of the property of Holdings or any of its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not materially impair the use of such property for the purposes for which it is held;

(15) Liens on any amounts held by a trustee in the funds and accounts under an indenture securing any bonds issued for the benefit of any of the Borrower or any of the Guarantors;

(16) Liens on deposit accounts incurred to secure Treasury Management Arrangements pursuant to such Treasury Management Arrangements incurred in the ordinary course of business;

(17) any netting or set-off arrangements entered into by Holdings or any of its Subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of Holdings or any of its Subsidiaries;

(18) Liens on any deposit made by Holdings to the account of the trustee for the Existing Notes or to the account of a trustee of other Indebtedness of Holdings, for the benefit of the holders of the Existing Notes or such other Indebtedness, solely in connection with repayment, repurchase, redemption or conversion of the Existing Notes or an effective discharge of such other Indebtedness; provided that, in each case, such cash is received in a transaction pursuant to Section 7.7(b)(ii) or Section 7.7(b)(v) for the purpose of such repayment, repurchase, redemption or conversion of the Existing Notes or such effective discharge of such other Indebtedness;

(19) Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business); and which do not in the aggregate materially detract from the value of the property of Holdings and its Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of Holdings and its Subsidiaries, taken as a whole;

(20) Liens on proceeds of insurance securing Indebtedness permitted pursuant to clause (14) and/or (16) of the definition of “Permitted Debt”;

(21) to the extent constituting a Lien, escrow arrangements securing indemnification obligations in connection with an acquisition of a Person or a disposition that is otherwise permitted under this Agreement;

(22) security deposits under real property leases that are made in the ordinary course of business;

(23) Liens arising from UCC financing statement filings regarding operating leases or consignments entered into by Holdings and its Subsidiaries and other precautionary UCC financing statements or similar filings;

(24) Liens (x) granted in connection with the bank guarantees, letters of credits, or similar instruments with respect to (a) real property leases that are made in the ordinary course of business, (b) business licenses that are obtained in the ordinary course of business, and (c) governmental grants and other similar governmental benefits or incentives, and guarantees or restrictions related thereto, and (y) with respect to Indebtedness permitted pursuant to clause (15) of the definition of “Permitted Debt”;

(25) Liens existing as of the date hereof as disclosed on Schedule 1.2;

(26) (a) Customary back-up security interests on Sold Revenues pursuant to a Royalty Financings permitted pursuant to clauses (1) and/or clause (17) of the definition of “Permitted Debt” and (b) Liens on RIF Collateral (other than Sold Revenues) with respect to Royalty Financings permitted pursuant to clause (1) and/or clause (17) of the definition of “Permitted Debt”; provided that in the case of clause (b), the Collateral Agent, the Lenders, and the applicable RIF Investor shall have entered into an Acceptable Intercreditor Agreement; and

(27) Liens securing Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Debt” to the extent the Indebtedness being guaranteed is permitted to be secured hereunder.

“Permitted Refinancing Indebtedness” means Indebtedness constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of Section 7.4, “refinance”), then outstanding Indebtedness.

“Permitted Subordination Agreement” means a subordination agreement reasonably acceptable to Highbridge.

“Permitted Subordination Provisions” means subordination provisions reasonably acceptable to Highbridge.

“Permitted Warrant Transaction” means any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common or ordinary Capital Stock of Holdings (or any direct or indirect parent company thereof) issued or sold by Holdings (or any direct or indirect parent company thereof) or any of its Subsidiaries substantially concurrently with a Permitted Bond Hedge Transaction.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Effective Date for the Term Loan, between Borrower, Holdings and Collateral Agent, on behalf of the Secured Parties, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Preferred Stock” means, with respect to any Person, any Capital Stock with preferential rights to any other Capital Stock such Person with respect to payment of dividends or preferential rights upon liquidation, dissolution, or winding up.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Cash” means the amount of Borrower’s cash and Cash Equivalents held in accounts subject to a Control Agreement in favor of Collateral Agent.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any foreclosure, condemnation, expropriation or similar proceeding relating to any property or assets of Holdings or any of its Subsidiaries.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or other Governmental Authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and manufacturer, wholesale distributor, or similar permits).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, between Borrower, Holdings and the Lenders.

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA, a comparable state, federal, or foreign Governmental Authority, or a federal or state court.

“Related Business Asset” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by Holdings, the Borrower or a Subsidiary in exchange for assets transferred by Holdings, Borrower, or a Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Subsidiary that is a Guarantor.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant, auditor and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date, as set forth in Schedule 1.1 hereof, (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least fifty percent (50%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, and (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, including its Operating Documents, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Restricted Payment” means Holdings or any Subsidiary acting to:

(1) declare or pay any dividend or make any payment or distribution (x) on account of the Holding’s, Borrower’s or any of their Subsidiaries’ Capital Stock, (including any payment made in connection with any merger or consolidation involving Holdings, Borrower or any of their Subsidiaries) or (y) to the direct or indirect holders of the Holding’s, Borrower’s or any of their Subsidiaries’ Capital Stock in their capacity as holders, other than (A) dividends or distributions by Holdings payable solely in Capital Stock (other than Disqualified Stock) of Holdings or (B) dividends or distributions by Borrower or a Subsidiary of Holdings to Holdings, Borrower or another Subsidiary of Holdings (and in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary of Borrower other than a Wholly Owned Subsidiary of Holdings, Borrower or a Subsidiary of Holdings receives at least its pro rata share of such dividend or distribution in accordance with its Capital Stock in such class or series of securities);

(2) purchase, redeem, defease or otherwise acquire or retire for value (including any payment made in connection with any merger or consolidation involving Holdings, Borrower or any of their Subsidiaries) any Capital Stock of Holdings or Borrower held by Persons other than Holdings, Borrower or any Subsidiary; or

(3) purchase, repay, prepay, repurchase, redeem, defease, acquire or retire for value any (x) Disqualified Stock of Holdings, Borrower or any Subsidiary or (y) Subordinated Indebtedness.

“RIF Investor” means, with respect to any Royalty Financing, the investor(s) or purchaser(s) (and/or the agent for such investor(s) or purchaser(s) as the context may require) of future revenues from Borrower and Holdings pursuant to such Royalty Financing.

“RIF Collateral” means, with respect to a Royalty Financing permitted hereunder, (i) the future revenues derived from and other proceeds arising out of, the applicable product or drug (including Accounts and/or payment intangibles in respect thereof) being sold to the applicable RIF Investor in such Royalty Financing (with respect to any Royalty Financing, the “Sold Revenues”), and (ii) any Intellectual Property and marketing and regulatory approvals relating to such product or drug.

“Royalty Financing” means any sale of future revenues or synthetic royalty or other financing based on future revenues derived from, and other proceeds arising out of, any product or drug marketed or sold by Holdings and its Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Notes” means, the secured notes issued pursuant to this Agreement as described in Section 2.6.

“Secured Parties” means the Administrative Agent, the Collateral Agent and the Lenders.

“Securities” means the Secured Notes and the Ordinary Shares issuable pursuant to the terms of this Agreement.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets exceeds the fair value of such Person’s liabilities, (b) the fair salable value of such Person’s consolidated property exceeds the fair value of such Person’s liabilities, (c) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (d) such Person is able to pay its debts (including trade debts) as they become due (whether at maturity or otherwise) (without taking into account any forbearance and extensions related thereto). With respect to any Person incorporated or otherwise organized under the laws of the State of Israel, “Solvent” shall also mean that no Insolvency Proceeding has been commenced by, or has been threatened against, such Person and each of its Subsidiaries.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal, as applicable, was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided, however, that, with respect to clause (3) of definition of Restricted Payments, the Stated Maturity of any Existing Indebtedness shall be the Stated Maturity as of the Effective Date or a later date to the extent the documents governing such Indebtedness shall have been amended or modified to provide for such later date.

“Subordinated Indebtedness” means, with respect to Borrower, any Indebtedness of Borrower or any Guarantor which (i) is unsecured, (ii) by its terms expressly and contractually subordinated in right of payment to the Obligations or any Guaranty, pursuant to (A) a Permitted Subordination Agreement or (B) Permitted Subordination Provisions, (iii) matures after the Maturity Date, and (iv) is incurred from a non-Affiliate of Borrower, any Guarantor or any of their Subsidiaries.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. For purposes of Section 8 only, “Subsidiaries” shall exclude any single Subsidiary or group of Subsidiaries where such Subsidiary’s revenue or such group of Subsidiaries’ revenue (in each case in accordance with GAAP) or assets is less than five percent (5.0%) of the aggregate (A) revenue or (B) assets (including both tangible and intangible, and measured as the lower of fair market value or book value), of Holdings and all its Subsidiaries, in each case measured on a consolidated basis for Holdings and all its Subsidiaries. Where such term is used without a referent Person, such term shall be deemed to mean a Subsidiary of Holdings, unless the context otherwise requires.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make the Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Trademarks” means any trademarks, service mark rights, trade names and other identifiers indicating the business or source of goods or services, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Holdings and each of its Subsidiaries connected with and symbolized by such trademarks.

“Trading Day” means a day on which (A) trading in the Ordinary Shares (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Global Select Market or, if the Ordinary Shares (or such other security) are not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the Ordinary Shares (or such other security) are then listed or, if the Ordinary Shares (or such other security) are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Ordinary Shares (or such other security) are then traded and (B) a Last Reported Sale Price (as defined in the Secured Notes) for the Ordinary Shares (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Ordinary Shares (or such other security) are not so listed or traded, “Trading Day” means a Business Day.

“Transactions” means the consummation of the Term Loan, the issuance of the Secured Notes, and other transactions contemplated by the Loan Documents.

“Transfer” means (i) the sale, conveyance, transfer, or other Disposition (whether in a single transaction or a series of related transactions) of property or assets outside of the ordinary course of business of Holdings or any Subsidiary, or (ii) the issuance or sale of Capital Stock (other than directors’ qualifying shares, shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law or Disqualified Stock) of any Subsidiary (other than to Holdings, Borrower, or another Subsidiary), whether in a single transaction or a series of related transactions.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, overnight draft, credit cards, debit cards, p-cards (including purchasing cards, employee credit card programs and commercial cards), funds transfer, automated clearinghouse, direct debit, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, netting services, cash pooling arrangements, credit and debit card acceptance or merchant services and other treasury or cash management services.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to the Required Lenders in their reasonable discretion which opinion shall not include any qualifications other than customary qualifications related to negative profits and debt maturities within one year of applicable maturity date and going concern limitations.

“U.S.” means the United States of America.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of Subsidiary shall be deemed replaced by a reference to “100%”.

2. LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay to Administrative Agent, for the account of each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder (including, without limitation, under the Secured Notes) as and when due in accordance with this Agreement and the Secured Notes, as applicable.

2.2 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make one or more term loans to Borrower on the Funding Date in an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term Loan”, and collectively as the “Term Loans”); provided, that the Funding Date for the Term Loan shall occur on the later of (i) the second Business Day after the date of this Agreement and (ii) the date that the conditions set forth in Sections 3.1 and 3.2 have been met or waived. After repayment, the Term Loan may not be re-borrowed. For purposes of clarification, except for purposes of this Section 2.2 (and the Term Loan Commitments), Section 3 and Section 7.4 (which shall be subject to Section 7.4(d))), any calculation of the aggregate outstanding principal amount of the Term Loans on any date of determination shall include the aggregate principal amount of the Term Loans advanced pursuant to this Section 2.2 and not yet repaid on or prior to such date of determination.

(b) Repayment.

(i) Interest. Borrower shall make quarterly payments on the Payment Dates in January, April, July and October of accrued and unpaid interest with respect to the Term Loans. Any remaining outstanding accrued and unpaid interest with respect to the Term Loans is due and payable in full on the Maturity Date. Accrued and unpaid interest may be paid in cash or, to the extent permitted under this Agreement and the Secured Notes, in Ordinary Shares in the manner provided in the Secured Note. In the event that the Borrower elects to pay accrued and unpaid interest with Ordinary Shares, upon delivery of such Ordinary Shares to the Lender, the Borrower will provide the Administrative Agent with (y) written confirmation of (I) such delivery, and (II) the amount of interest that is deemed paid as a result of the delivery of the Ordinary Shares to the Lender, and (z) an irrevocable instruction to reflect on its books and records the payment of the amount of interest that is deemed paid as a result of the delivery of the Ordinary Shares to the Lender.

(ii) Installment Payments. Commencing four months after the Funding Date, the Borrower shall make monthly principal installment payments on the 15th of each calendar month (the “Installment Payments”) in an amount equal to the sum of (A) the aggregate outstanding principal amount of the Term Loan divided by the remaining months to Maturity Date, (B) the Exit Fee with respect to such outstanding principal amount, and (C) accrued and unpaid interest on such outstanding principal amount through (and including) the date such Installment Payment is made. Each Installment Payment may be paid in cash or, to the extent permitted under this Agreement and the Secured Notes, in Ordinary Shares in the manner provided in the Secured Note. In the event that the Borrower elects to pay Installment Payments with Ordinary Shares, upon delivery of such Ordinary Shares to the Lender, the Borrower will provide the Administrative Agent with (y) written confirmation of (I) such delivery, and (II) the amount of Installment Payment that is deemed paid as a result of the delivery of the Ordinary Shares to the Lender and, to the extent the Installment Payment is not paid in full with Ordinary Shares, the amounts deemed paid for each component of the Installment Payment, and (z) an irrevocable instruction to reflect in the Register the payment of the amount of Installment Payment that is deemed paid as a result of the delivery of the Ordinary Shares to the Lender.

(iii) If the Borrower has made an election to pay accrued and unpaid interest or Installment Payments with Ordinary Shares in the manner provided in the Secured Notes, and the Borrower determines the Equity Payment Conditions have not or are not expected to be satisfied in connection with such accrued and unpaid interest or Installment Payments, the Borrower shall promptly notify the Administrative Agent that such accrued and unpaid interest or Installment Payments shall be made in cash (and not in Ordinary Shares) and, no later than 2:00 pm Eastern Time on the applicable date for such payment, provide the applicable amounts in cash to make such accrued and unpaid interest or Installment Payments (in addition to any other amounts to be paid in cash in connection therewith); provided however, the Administrative Agent shall only be required to use commercially reasonable efforts to distribute such funds to the applicable Secured Parties on such date of payment and in no event shall the Administrative Agent be liable if such funds are not so distributed on such date of payment.

(iv) The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d) or exchanged for Ordinary Shares as set forth in the Secured Note.

(c) Mandatory Prepayments.

(i) Prepayment Upon Acceleration. If the Term Loans are accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)) subject to any applicable Acceptable Intercreditor Agreement entered into prior to such date, Borrower shall immediately pay (A) to Administrative Agent, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans, (ii) the Exit Fee on all outstanding principal of the Term Loans, (iii) the Interest Make-Whole Payment on all outstanding principal of the Term Loans, and (iv) all other Obligations that are due and payable, including Lenders’ Expenses owing to the Lenders and interest at the Default Rate with respect to any past due amounts not otherwise included in the Interest-Make Whole Payment and (B) to the Administrative Agent and Collateral Agent, an amount equal to the sum of: (i) Lenders’ Expenses owing to the Administrative Agent and Collateral Agent, (ii) Administrative Agent and Collateral Agent Fees, (iii) Administrative Agent and Collateral Agent Expenses and (iv) any other Obligations that are due and payable to the Administrative Agent and Collateral Agent. The Exit Fee and the Interest Make-Whole Payment with respect to all outstanding principal of the Term Loans shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH OF BORROWER AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EXIT FEE OR INTEREST MAKE-WHOLE PAYMENT IN CONNECTION WITH ANY SUCH ACCELERATION. Any payment made pursuant to this Section 2.2(c)(i) must be made in lawful money of the United States and in immediately available funds and may not be made in Ordinary Shares.

(ii) Asset Sale Net Proceeds. If on any date Holdings, the Borrower or any Subsidiary shall receive Net Proceeds from any Asset Sale, the Borrower shall apply an amount equal to one hundred percent (100%) of such Net Proceeds, to prepay the Term Loans by paying to the Administrative Agent, for the account of each Lender, an amount equal to the sum of: (i) all outstanding principal of the Term Loans, (ii) the Exit Fee on all outstanding principal of the Term Loans, (iii) the Interest Make-Whole Payment on all outstanding principal of the Term Loans, and (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts not otherwise included in the Interest-Make Whole Payment (such prepayment, an “Asset Sale Offer”). All Net Proceeds from Asset Sales shall be deposited in a Collateral Account pending repayment in accordance with the terms of this Section 2.2(c). In the event that Net Proceeds from any Asset Sale are sufficient to pay in full all Obligations due and payable to the Lenders set forth in (i)-(iv) above, then the Borrower (either directly or via the use of such Net Proceeds) shall also be required to pay any Obligations that are due and payable to the Administrative Agent and Collateral Agent at such time. Any prepayment made pursuant to this Section 2.2(c)(ii) must be made in lawful money of the United States and in immediately available funds and may not be made in Ordinary Shares.

Amounts to be applied in connection with prepayments made pursuant to this Section 2.2(c)(ii) shall be payable to each Lender in accordance with its respective Pro Rata Share; provided that any Lender may decline any such prepayment (collectively, the “Declined Amount”), in which case the Declined Amount shall be retained by Borrower. Borrower shall deliver to each Lender and the Administrative Agent notice of each prepayment of Term Loans in whole or in part pursuant to this Section 2.2(c)(ii) not less than five (5) Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment, and (iii) the option of each Lender to (x) decline its share of such prepayment or (y) accept its share of such prepayment. Any Lender that wishes to exercise its option to decline such prepayment shall notify Borrower and the Administrative Agent not later than three (3) Business Days prior to the Mandatory Prepayment Date. In the event that any Lender does not notify the Borrower and the Administrative Agent that it is exercising its option to decline such prepayment by the third (3rd) Business Day prior to the Mandatory Prepayment Date, then such Lender shall be deemed to have elected to receive such prepayment.

Holdings shall not, and shall not permit any of its Subsidiaries to, use any Net Proceeds received from any Asset Sale to repay any Junior Indebtedness.

(d) Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, but not less than all of the outstanding principal balance of the Term Loans advanced by the Lenders under this Agreement, provided that, (x) if at such time the Last Reported Sale Price (as defined in the Secured Note) exceeds the Exchange Price, the Equity Payment Conditions are satisfied from the time notice is given of such prepayment until such prepayment is made, and (y) that Borrower (i) provides written notice to the Administrative Agent and each Lender of its election to prepay the Term Loans at least fifteen (15) Business Days prior to such prepayment, (ii) pays to the Administrative Agent, for the account of the Lenders, on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans, (B) to the extent not included in the Interest Make-Whole Payment, any accrued and unpaid interest, including interest at the Default Rate (if any) with respect to any past due amounts, (C) the Interest Make-Whole Payment on all outstanding principal of the Term Loans, and (D) the Exit Fee on all outstanding principal of the Term Loans being prepaid, (iii) pays to each Lender all other Obligations that are due and payable to such Lender on such prepayment date, including any Lenders’ Expenses, owing to such Lender, and (iv) pays to the Administrative Agent and Collateral Agent, an amount equal to the sum of: (A) Lenders’ Expenses owing to the Administrative Agent and Collateral Agent, (B) Administrative Agent and Collateral Agent Fees, (C) Administrative Agent and Collateral Agent Expenses and (D) any other Obligations that are due and payable to the Administrative Agent and Collateral Agent. Any prepayment made pursuant to this Section 2.2(d) must be made in lawful money of the United States and in immediately available funds and may not be made in Ordinary Shares, provided that, Holdings and the Borrower shall be permitted to repay Interest Make-Whole Payments in Ordinary Shares in the manner provided in the Secured Note. In the event that the Borrower elects to pay Interest Make-Whole Payments with Ordinary Shares, upon delivery of such Ordinary Shares to the Lender, the Borrower will provide the Administrative Agent with (y) written confirmation of (I) such delivery, and (II) the amount of Interest Make-Whole Payments that is deemed paid as a result of the delivery of the Ordinary Shares to the Lender, and (z) an irrevocable instruction to reflect on its books and records the payment of the amount of Interest Make-Whole Payments that is deemed paid as a result of the delivery of the Ordinary Shares to the Lender. If the Borrower determines the Equity Payment Conditions have not or are not expected to be satisfied in connection with any such prepayment pursuant to this Section 2.2(d), the Borrower shall immediately notify the Administrative Agent and the Lenders that such prepayment shall not be made.

(e) Contingency. Any notice pursuant hereto may be contingent upon the occurrence of financing or other transaction.

(f) Exchanges. The Term Loans may be exchanged into Ordinary Shares as set forth in and in accordance with this Agreement and the Secured Notes. Upon any such exchange, the delivery by Holdings of the Ordinary Shares issuable upon exchange in accordance with the terms of this Agreement and the Secured Notes, including the payment of the Interest Make-Whole Payment (which shall be paid in cash or, to the extent permitted under this Agreement and the Secured Notes, in Ordinary Shares in the manner provided in the Secured Note), shall be deemed to satisfy in full Borrower’s obligation to pay the principal amount of the Term Loans so exchanged, together with accrued and unpaid interest thereon, if any, to, but excluding, the Exchange Date (as defined in the Secured Notes). Notwithstanding Section 2.3(d) of this Agreement, any cash payments related to an exchange shall be deemed received on the date received by the Administrative Agent (so long as such date is a Business Day), however, the Administrative Agent shall only be required to use commercially reasonable efforts to distribute such funds to the applicable Secured Parties on such date of payment and in no event shall the Administrative Agent be liable if such funds are not so distributed on such date of payment.

2.3 Payment on the Term Loans.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a per annum rate equal to 7.50% (or as otherwise provided in clause (d) below), which interest shall be payable quarterly in arrears in accordance with Sections 2.2(b)(i). Such interest shall accrue commencing on, and including, the Funding Date, and shall accrue on the principal amount outstanding under the Term Loan through and including the day on which the Term Loan is paid in full (or any payment is made hereunder).

(b) Default Rate.

(i) Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus four and one-half percentage points (4.50%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lenders.

(ii) If at any time a Registration Default (as defined in the Registration Rights Agreement) has occurred and is continuing (notice of which shall be promptly provided to the Administrative Agent by the Required Lenders), all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus the Default Rate.

(iii) Notwithstanding anything herein, the interest accruing on the Term Loan shall not exceed the interest rate of 12% per annum.

(c) 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(d) Payments. Notwithstanding anything contained in this Agreement or the Secured Notes to the contrary, (i) all payments in cash of principal and interest and the Exit Fee by Borrower under the Loan Documents shall be made to the Administrative Agent, for the ratable account of the Lenders, at the Administrative Agent’s office in immediately available funds on the date specified herein and (ii) all payments of fees (other than the Exit Fee), reimbursements and indemnification amounts, and any payments made via the delivery of Ordinary Shares, by the Borrower pursuant the Loan Documents shall be made directly to the Person to whom such amounts or Ordinary Shares are to be paid. Unless otherwise expressly provided in this Agreement, principal and interest is payable in accordance with Section 2.2(b). Payments of principal, interest and/or Exit Fee received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day; provided however, the Administrative Agent shall only be required to use commercially reasonable efforts to distribute such funds to the applicable Secured Parties on such date of payment and in no event shall the Administrative Agent be liable if such funds are not so distributed on such date of payment. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds or, to the extent permitted under this Agreement and the Secured Notes, in Ordinary Shares in the manner provided in the Secured Note.

(e) In no event shall the Administrative Agent be responsible or liable for determining or confirming whether the Equity Payment Conditions have been satisfied in connection with the delivery of Ordinary Shares to any Lender and, unless timely notified by the Borrower in accordance with this Agreement that Equity Payment Conditions have not been satisfied, the Administrative Agent shall be entitled to conclusively assume that Equity Payment Conditions have been satisfied with respect to any distribution of Ordinary Shares and shall be entitled to conclusively rely and act upon any confirmation or instruction received pursuant to Section 2.2(b) or Section 2.2(d).

2.4 Fees. Borrower shall pay to Administrative Agent, the Collateral Agent or the Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:

(a) Exit Fee. Other than when paid as part of an Installment Payment pursuant to Section 2.2(b)(ii), the Exit Fee must be paid in cash. Borrower expressly agrees (to the fullest extent that each may lawfully do so) that (i) the Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Exit Fee, and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Exit Fee to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans. For the avoidance of doubt, the Exit Fee shall be paid to Administrative Agent for the ratable benefit of the Lenders.

(b) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

(c) Administrative Agent and Collateral Agent Fees. All fees payable to each of Administrative Agent and Collateral Agent as set forth in the Fee Letter at the times and in the amounts specified therein (such fees being referred to herein collectively as the “Administrative Agent and Collateral Agent Fees”). The Administrative Agent and Collateral Agent Fees are in addition to reimbursement of Lenders’ Expenses and the Administrative Agent and Collateral Agent Expenses in accordance with Section 12.2 and Exhibit B and any other amounts owing to the Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents. The Administrative Agent and Collateral Agent Fees shall be fully earned when due and shall not be refundable for any reason whatsoever. For the avoidance of doubt, any amounts owing to the Administrative Agent or the Collateral Agent must be paid in lawful money of the United States and in immediately available funds and may not be paid with Ordinary Shares.

2.5 Taxes; Increased Costs. Borrower, Administrative Agent, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C.

2.6 Secured Notes. The Term Loan shall be evidenced by one or more secured promissory notes in the form attached as Exhibit G (each a “Secured Note”) and the terms of this Agreement shall be incorporated by reference into the Secured Notes as if set forth therein, and vice versa, provided that in the event of any conflict between the terms of this Agreement and the Secured Notes, the terms of this Agreement shall control. The Term Loan shall be repayable as set forth in this Agreement and the Secured Notes and shall be exchangeable for Ordinary Shares as set forth in this Agreement and the Secured Note.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to the Effective Date. The effectiveness of this Agreement is subject to the condition precedent that each Lender shall consent to or shall have received, in form and substance satisfactory to each Lender, such documents, and completion of such other matters, as each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) a duly executed counterpart of this Agreement and Registration Rights Agreement, each duly executed by each party thereto (which may include telecopy transmission of a signed signature page); and

(b) to the extent requested by the Lenders, Administrative Agent or Collateral Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

3.2 Additional Conditions Precedent to Term Loans. Each Lender’s obligation to make the Term Loan is also subject to satisfaction or waiver of the following conditions precedent on the applicable Funding Date:

(a) duly executed counterpart of the Loan Documents (other than this Agreement and the Registration Rights Agreement), each duly executed by each party thereto (which may include telecopy transmission of a signed signature page);

(b) receipt by each Lender of an executed Loan Payment Request Form from the Borrower in the form of Exhibit D attached hereto;

(c) a completed Perfection Certificate for Borrower and Holdings;

(d) the Operating Documents and good standing certificates of Borrower and Holdings certified by the Secretary of State of the State of Delaware or Israeli Corporations Authority, Registrar of Companies and Partnerships, as applicable, and each jurisdiction in which Borrower or Holdings, as applicable, is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) certificates of Borrower and Holdings, each in substantially the form of Exhibit F hereto executed by the Secretary of Borrower and Holdings with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower (including the Certificate of Incorporation of Borrower which shall be certified by the Secretary of State of the State of Delaware) and the Operating Documents of Holdings (including a copy of Holdings’ certificate of incorporation and articles of association currently in effect, each certified as true and correct by an officer of Holdings and a copy of each shareholder agreement of Holdings currently in effect) and (ii) the resolutions adopted by the Board of Directors for the purpose of approving the transactions contemplated by the Loan Documents;

(f) certified copies, dated as of a date no earlier than the later of (x) thirty (30) days prior to the Effective Date and (y) the day after the filing of termination statements evidencing the repayment in full and release of liens with respect to Borrower’s existing Indebtedness described under Section 3.2(k) below, of financing statement searches, as the Lenders shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been will be terminated or released;

(g) [reserved];

(h) a duly executed legal opinion of counsel to Borrower dated as of the Funding Date;

(i) a duly executed legal opinion of counsel to Holdings in Israel dated as of the Effective Date, in such form reasonably satisfactory to Lenders;

(j) [reserved];

(k) a duly executed cross-receipt signed by the Borrower and the Lenders, acknowledging that they have received the cash and/or securities they are to receive on the Funding Date pursuant to Section 2.2;

(l) a payoff letter in form and substance satisfactory to the Lenders evidencing the repayment in full and release of liens with respect to Borrower’s existing Indebtedness, if any;

(m) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on such Funding Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of the Term Loan;

(n) no Event of Default or an event that with the passage of time could result in an Event of Default, shall exist;

(o) payment of the fees, Lenders’ Expenses and Administrative Agent and Collateral Agent Fees then due as specified in Section 2.4 hereof (and Administrative Agent and Collateral Agent shall have received a fully executed copy of the Fee Letter) and the fees and disbursements of counsel to the Administrative Agent and Collateral Agent related to the negotiation and execution and delivery of this Agreement and the other Loan Documents;

(p) cause the Lenders and Collateral Agent to receive (i) evidence that all financing statements in the jurisdiction of organization of Borrower and each Guarantor that the Lenders may deem reasonably necessary and (ii) each other document required by any Loan Document or under any applicable Requirement of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Loan Document, in proper form for filing, registration or recordation;

(q) duly executed copies of each of the Israeli Security Agreements, the Pledge Agreement, and the Intellectual Property Security Agreement, together with all executed closing deliverables and notices required pursuant to the terms thereof;

(r) original Form 10s and Form 1 (each in wet ink) in respect of each of the Israeli Security Agreements, the Pledge Agreement, and the Intellectual Property Security Agreement, each executed by a duly authorized officer of Holdings and in suitable form for submission to the Israeli Registrar of Companies;

(s) filing of each of the Israeli Security Agreements, the Pledge Agreement, and the Intellectual Property Security Agreement with the Israeli Registrar of Companies or the Israeli Registrar of Pledges, as applicable;

(t) [reserved];

(u) an approval, in customary form, of the Israel Innovation Authority approving the security interest contemplated under the Loan Documents in connection with the IIA-Funded Know-How;

(v) a lien search from the Israeli Registrar of Companies indicating that except for Permitted Liens, there are no security interests in or Liens of record on the Collateral, and evidencing that Holdings is not considered a “company in violation” (“hevrah meferah”) as defined in Section 362A of the Israeli Companies Law; and

(w) copies of duly adopted resolutions of the board of directors of Holdings, approving, inter alia, the terms of and the execution of this Agreement, the Israeli Security Agreements and any other Loan Documents to which Holdings is a party, and stating that all required authorizations and corporate approvals have been obtained as required under the Israeli Companies Law, including, in particular, the provisions of Chapter 3 and Chapter 5, of the 6th Part of the Israeli Companies Law, if applicable.

Each Lender, by delivering its signature page to this Agreement and funding a Term Loan, shall be deemed to have consented to, approved or accepted or to be satisfied with, each Loan Document and each other document required hereunder to be consented to, approved by or acceptable or satisfactory to a Lender.

3.3 Covenant to Deliver. Borrower agrees to deliver to the Lenders each item required to be delivered to the Lenders under this Agreement as a condition precedent to the Term Loan. Borrower expressly agrees that any Term Loan made prior to the receipt by any Lender of any such item shall not constitute a waiver by any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.4 Procedures for Borrowing. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to each Lender and the Administrative Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. Each Lender may rely on any telephone notice given by a person whom such Lender reasonably believes is a Responsible Officer or designee. On each Funding Date of the Term Loan, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment in respect of such Term Loan.

3.5 Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, Holdings shall, and shall cause each applicable Subsidiary to:

(a) deliver to the Administrative Agent and Lenders evidence satisfactory to the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties, no later than thirty (30) days after the Effective Date (or such later date as the Required Lenders may agree);

(b) deliver to Collateral Agent and the Lenders a landlord’s consent (or appropriate documentation based on the location, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders) executed in favor of Collateral Agent in respect of all of Holdings’ and each Subsidiaries’ U.S. leased locations where the Collateral held at such location is valued (based on book value) in excess of Five Hundred Thousand Dollars ($500,000.00) no later than thirty (30) days after the Effective Date (or such later date as the Required Lenders may agree);

(c) deliver to Collateral Agent and the Lenders (i) duly executed Control Agreements with respect to any Collateral Accounts maintained by Holdings or any of its Subsidiaries, and (ii) evidence satisfactory to the Lenders that the value in the Securities Account with UBS located in Switzerland does not exceed Five Hundred Thousand Dollars ($500,000.00), in each case, no later than thirty (30) days after the Effective Date (or such later date as the Required Lenders may agree);

(d) no later than fourteen (14) days after the Effective Date use best efforts to deliver to Collateral Agent and the Lenders evidence satisfactory to the Lenders that Bank Leumi le-Israel B.M (“Bank Leumi”) has consented to the creation of a perfected floating charge over account number 763900/88 maintained at branch number 864 of Bank Leumi in the name of Holdings (the “Leumi Account”); provided that until such evidence has been delivered the amount in the Leumi Account does not exceed Five Million Dollars ($5,000,000) in the aggregate at any time; and

(e) no later than one (1) Business Day after the Effective Date (or such later date as the Required Lenders may agree) deliver to Collateral Agent original stock certificates and stock powers of Borrower.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof.

If Borrower shall acquire any commercial tort claim (as defined in the Code), Borrower shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent and the Required Lenders.

Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid or exchanged in full. Upon payment or exchange in full of the Obligations (other than inchoate indemnity obligations and the Borrower’s obligation to deliver Ordinary Shares pursuant to the terms of this Agreement and the Secured Note) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall (acting at the direction of the Required Lenders), at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes (without obligation) the Lenders and Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents. Notwithstanding anything herein to the contrary, Collateral Agent shall have no obligation to file any financing statements or take any other actions required to perfect Collateral Agent’s security interests in the Collateral.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent, Collateral Agent and the Lenders as follows:

5.1 Due Organization, Authorization: Power and Authority. Holdings and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Holdings and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. Holdings is not listed as a “company in violation” (“hevrah meferah”) as defined in Section 362A of the Israeli Companies Law with the Israeli Registrar of Companies and has not in the current calendar year received any notice or warning in respect of it being a “company in violation” (“hevrah meferah”). In connection with this Agreement, Holdings and each of its Subsidiaries has delivered to Administrative Agent, Collateral Agent and the Lenders the Perfection Certificate. For the avoidance of doubt, Administrative Agent, Collateral Agent and Lenders agree that the Borrower may from time to time update certain information in the Perfection Certificates after the Effective Date to the extent permitted by one or more specific provisions in this Agreement. Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Holdings and each of its Subsidiaries is accurate and complete, in all non-ministerial respects.

The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Guarantor’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Guarantor, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default or material breach under any Material Agreement by which Holdings, any of its Subsidiaries or any of their respective properties, is bound. Neither Holdings nor any of its Subsidiaries is in default or material breach under any Material Agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) The Borrower and each Guarantor have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any Guarantor has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described on Schedule 5.2(a), in respect of which Borrower or such Guarantor has given Administrative Agent, Collateral Agent and the Lenders notice and, upon completion of the obligations set out in Section 3.5, taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement and the other Loan Documents, in each case of the priority contemplated thereunder. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to involuntary Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.

(c) On the Effective Date, and except as disclosed on Schedule 5.2(c) (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of Five Hundred Thousand Dollars ($500,000.00).

(d) All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e) Holdings and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens and non-exclusive licenses for off-the-shelf software that is commercially available to the public. Except as noted on Schedule 5.2(e) and on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), neither Holdings nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

(f) Neither Holdings nor any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by Borrower or used in any Borrower products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

(g) Each current and former employee and contractor of Holdings and its Subsidiaries involved in development or creation of any material Intellectual Property has assigned any and all inventions and ideas of such Person in and to such Intellectual Property to Holdings or such Subsidiary, except where failure to do so could not reasonably be expected to have a Material Adverse Change, in each case individually or in the aggregate.

(h) No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Holdings or any of its Subsidiaries or exist to which Holdings or such Subsidiary is bound that adversely affect its rights to own or use any Intellectual Property except as could not be reasonably expected to result in a Material Adverse Change, in each case individually or in the aggregate.

5.3 Subsidiaries’ Equity Interests. All of the issued ownership interests of each of the Subsidiaries of Holdings are duly authorized and validly issued, fully paid, nonassessable, and directly owned by Holdings or its applicable Subsidiary and are free and clear of all Liens other than Permitted Liens and not subject to any preemptive rights, rights of first refusal, option, warrant, call, subscription, and similar rights, other than as required by applicable law.

5.4 Litigation. Except as disclosed on Schedule 5.4 and on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Holdings or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000.00).

5.5 No Broker’s Fees. None of Holdings nor any of its Subsidiaries are party to any contract, agreement or understanding with any Person that would give rise to a valid claim against them or the Lenders for a brokerage commission, finder’s fee or like payment in connection with the Loan Documents and the transactions contemplated thereby.

5.6 No Material Adverse Change; Financial Statements. All consolidated financial statements for Holdings and its consolidated Subsidiaries delivered to the Lenders fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries, and the consolidated results of operations of Holdings and its consolidated Subsidiaries as of and for the dates presented. Since June 30, 2022, there has not been a Material Adverse Change.

5.7 Solvency. Borrower is Solvent. Holdings and each of its Subsidiaries, when taken as a whole, is Solvent.

5.8 Regulatory Compliance. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Holdings nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Holdings and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Holdings nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Holdings nor any of its Subsidiaries has violated any laws, order, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Holdings’ nor any of its Subsidiaries’ properties or assets has been used by Holdings or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with material applicable laws. Holdings and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all material notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted. Holdings and its Subsidiaries are in compliance in all material respects with their obligations under applicable law in connection with the Israel Innovation Authority and the Investment Authority.

None of Holdings, any of its Subsidiaries, or any of Holdings’ or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law or Anti-Corruption Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Corruption Law, or (iii) is a Blocked Person. None of Holdings, any of its Subsidiaries or, to the Knowledge of Borrower, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.9 Investments. Neither Holdings nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities, except for as disclosed in Schedule 5.9.

5.10 Tax Returns and Payments; Pension Contributions. Holdings and each of its Subsidiaries have timely filed all required tax returns and reports (or giving effect to validly obtained extensions of time to file such tax returns and reports), and Holdings and each of its Subsidiaries, have fully and timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Holdings and such Subsidiaries in a cumulative amount greater than One Hundred Thousand Dollars ($100,000), in all jurisdictions in which Holdings or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the next sentence. Holdings and each of its Subsidiaries, may defer payment of any contested Taxes, provided that Holdings or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, and provide that such action would not involve, in the reasonable judgment of the Required Lenders, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Neither Holdings nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Holdings’ or such Subsidiary’s, prior Tax years which could result in additional taxes in a cumulative amount greater than One Hundred Thousand Dollars ($100,000) becoming due and payable by Holdings or its Subsidiaries. Holdings and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Holdings nor any of its Subsidiaries has, withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Holdings or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.11 Use of Proceeds. Borrower shall use the proceeds of the Term Loans as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.

5.12 Full Disclosure. No written representation, warranty or other statement of Holdings or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Administrative Agent, Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Administrative Agent, Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower or Holdings in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.13 Enforceability. The Loan Documents (other than the Secured Notes) have been duly authorized by Borrower and Holdings, and, upon the consummation of the transactions contemplated by the Loan Documents, shall constitute the legal, valid, and binding obligations of Borrower and Holdings, enforceable against Borrower and Holdings in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, transfer, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.14 Valid Issuance of Shares and Notes.

(a) The Ordinary Shares issuable pursuant to this Agreement and the terms of the Secured Notes (a) have been duly authorized and reserved by Holdings and, upon their issuance in accordance with this Agreement and the Secured Notes will be validly issued, fully paid and non-assessable, (b) will not, as of the Effective Date, be subject to any preemptive, participation, rights of first refusal or other similar rights, and (c) assuming the accuracy of each Lender’s representations and warranties hereunder, (i) will be issued exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and (ii) will be issued in compliance with all applicable state and federal laws concerning the issuance of such Ordinary Shares.

(b) The Secured Notes have been duly authorized by Borrower and, when issued, will be validly issued and will constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.15 No General Solicitation. Neither the Borrower nor any of its affiliates (as defined in Rule 501(b) of Regulation D) or any person or entity acting on its or their behalf has engaged directly or indirectly in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D) in connection with the Secured Notes or Ordinary Shares to be issued pursuant to this Agreement or the Secured Notes in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

5.16 Accredited Investors. The Borrower has not offered participation in the Term Loans or Secured Notes to any person or entity whom it reasonably believes is not an “accredited investor” (as defined in Rule 501(a) of Regulation D).

5.17 Exchange Act Compliance. All documents filed with the SEC by Holdings under the Exchange Act are hereinafter referred to herein as the “Exchange Act Reports”. The Exchange Act Reports, when they were or are filed with the SEC, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. The Exchange Act Reports did not, when filed with the SEC, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.18 [RESERVED]

5.19 FDA Regulatory Compliance.

(a) Each of the Borrower, Holdings, and their Subsidiaries (i) are, and for the past five (5) years have been, in material compliance with applicable FDA Laws; and (ii) hold and are in, and for the past five (5) years have held and have been in, material compliance with all required FDA Permits.

(b) No products of the Borrower, Holdings, or their Subsidiaries are or have been: (i) adulterated within the meaning of section 501 of the FDCA, 21 U.S.C. § 351; (ii) misbranded within the meaning of section 502 of the FDCA, 21 U.S.C. § 352; (iii) in violation of any provision of section 301 of the FDCA, 21 U.S.C. § 331, or section 351 of the Public Health Service Act, 42 U.S.C. § 262; (iii) subject to violations of any FDA Law or Requirements of Law similar to the foregoing under any applicable state, federal, or foreign Governmental Authority’s jurisdiction; or (iv) subject to any seizure, detention, recall or suspension of manufacturing or distribution, whether voluntarily or ordered or requested by a Governmental Authority.

(c) All non-clinical and clinical investigations conducted, sponsored, or otherwise relied upon by the Borrower, Holdings, and their Subsidiaries are being conducted, and have been conducted, in compliance in all material respects with all applicable FDA Laws, including (i) FDA standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and for human subjects protection contained in 21 C.F.R. Parts 50, 54, 56, 312 and 812, (iii) applicable Requirements of Law related to registration and disclosure of clinical trials and trial-related information, and (iv) any other applicable state, federal, or foreign FDA Laws or other Requirements of Law regulating the conduct of non-clinical and clinical investigations comparable to the foregoing.

(d) All products of the Borrower, Holdings, and their Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all applicable FDA Laws regarding the manufacturing, compounding, processing, storing, labeling or packaging, advertising, distributing, selling, or marketing of drugs and devices, including Requirements of Law concerning (i) testing, current good manufacturing practices contained in 21 C.F.R. Parts 210, 211, and 820, (ii) reporting adverse events contained in 21 C.F.R. Parts 312, 600 and 803; (iii) conducting and reporting recalls and other field actions in accordance with 21 C.F.R. Parts 7, 314, 600 and 806; (iv) establishment registration and drug or device listing contained in 21 C.F.R. Parts 207 and 807; (v) drug and device labeling, marketing, and advertising in 21 C.F.R. Parts 201, 202, 203, 801, and 830; and (vi) any comparable state, federal, or foreign Requirements of Law.

(e) None of the Borrower, Holdings, or their Subsidiaries has received written or verbal notice that any of them is the subject of an inquiry, investigation, or administrative or judicial proceeding by the FDA, Office of the Inspector General for the Department of Health and Human Services, U.S. Department of Justice, U.S. Federal Trade Commission, the U.S. Drug and Enforcement Administration, the Centers for Medicare and Medicaid Services, any state Attorney General, any state Medicaid Agency, other Governmental Authority, or any third party for material violation of any applicable FDA Law.

(f) None of the Borrower, Holdings, or their Subsidiaries is subject to any material obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of the FDA or a comparable Governmental Authority, warning letter, notice of violation letter, consent decree or request for information or other notice from the FDA or a comparable Governmental Authority with respect to compliance with FDA Laws or FDA Permits, and, to the Knowledge of the Borrower and Responsible Officers, no such obligation has been threatened. There is no act, omission, event, or circumstance that would reasonably be expected to give rise to or lead to, any material civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, warning letter, proceeding or request for information pending against the Borrower, Holdings, or their Subsidiaries with respect to any FDA Law or FDA Permit, and, to the Knowledge of the Borrower and the Responsible Officers, there is no material liability (whether actual or contingent) for failure to comply with any FDA Laws.

(g) None of the Borrower, Holdings, or their Subsidiaries, nor to the Knowledge of the Borrower and the Responsible Officers, any officer, director, employee, agent, or contractor of the Borrower, Holdings, or their Subsidiaries: (i) has been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program, (ii) has received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification, (iii) has been convicted of any crime or engaged in any conduct for which debarment or exclusion is mandated by 21 U.S.C. § 335a(a) or Section 1128 of the Social Security Act or similar Requirement of Law, or (iv) has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement, that, at the time such disclosure was made, would reasonably be expected to cause the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Authority to invoke any similar policy.

5.20 No Instalment Arrangements. Holdings is not a party to an instalment arrangement (“hesder prisa”) with the Israeli tax authority, the National Insurance Institute of Israel (“Bituach Leumi”) or any municipal authority in Israel, according to which obligatory payments of Holdings to such entities will be rescheduled, deferred or otherwise paid in instalments, which in each case are classified as “Preferred Debts” (“hovot be-din kdima”) under Section 234(a)(5) of the Israeli Insolvency Law.

6. AFFIRMATIVE COVENANTS

So long as any Obligations (other than inchoate indemnification obligations) remain outstanding, Holdings shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Holdings or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Holdings and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates; Notices.

(a) Deliver to Administrative Agent and each Lender:

(i) [reserved];

(ii) as soon as available, but no later than forty-five (45) days after the last day of each of Holdings’ first three fiscal quarters, a company prepared consolidated and, if prepared by Holdings, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Holdings and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Required Lenders;

(iii) as soon as available, but no later than ninety (90) days after the last day of Holdings’ fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Holdings and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on financial statements from an independent certified public accounting firm reasonably acceptable to the Required Lenders (it being understood that any accounting firm of national standing is reasonably acceptable to the Required Lenders);

(iv) Upon a Lender’s reasonable request, Holdings’ annual financial projections for the entire current fiscal year as approved by the Board of Directors; provided that such projections shall not be required to be delivered before the earlier of (x) ten (10) days’ after such approval and (y) March 15 of such year;

(v) within five (5) days of delivery, copies of all non-ministerial material statements, reports and notices made available generally to Holdings’ security holders or holders of the Existing Notes (other than materials provided to members of the Board of Directors solely in their capacities as security holder); provided, however, the foregoing may be subject to such exclusions and redactions as Borrower deems reasonably necessary, in the exercise of their good faith judgment, in order to (i) preserve the confidentiality of highly sensitive information, (ii) prevent impairment of the attorney client privilege or (iii) avoid conflict of interest with Lenders for new financing;

(vi) [reserved];

(vii) [reserved];

(viii) [reserved];

(ix) Upon a Lender’s request, prompt delivery (and in any event within five (5) days after such request) of copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change, except to the extent filed with the SEC;

(x) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(xi) written notice delivered at least ten (10) days’ prior to Holdings’ creation of a New Subsidiary in accordance with the terms of Section 6.10);

(xii) written notice delivered at least twenty (20) days’ prior to Borrower’s (A) adding any new offices or business locations in the U.S., including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of Holdings or any of its Subsidiaries or are contract manufacturing sites), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(xiii) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;

(xiv) prompt notice if Holdings or such Subsidiary has Knowledge that Holdings, or any Subsidiary or Affiliate of Holdings, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xv) notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Borrower or any Guarantor, in each case in an amount greater than Five Hundred Thousand Dollars ($500,000.00) and of the general details thereof;

(xvi) if Holdings or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

(xvii) an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement; provided that delivery of such updated Perfection Certificate shall only be required once every year, starting with the month ending December 31, 2023;

(xviii) prompt written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(xix) prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against Holdings or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Holdings or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000.00); and

(xx) other information as reasonably requested by any Lender.

Notwithstanding the foregoing, (x) the financial statements required to be delivered pursuant to clauses (ii) and (iii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Holdings posts such documents, or provides a link thereto, on Holdings’ website on the internet at Holdings’ website address or filed with the SEC and (y) a Lender may designate an entity to receive information provided under this Section 6.2(a) (other than any information filed with the SEC); provided that Highbridge designates Administrative Agent as its designee as of the Effective Date and reserves the right to designate a third party subject to the confidentiality obligations herein to receive such information. In furtherance of the foregoing, and notwithstanding anything herein to the contrary, in no event shall the Administrative Agent (i) have any duties or obligations with respect to such designation other than to receive the information required to be delivered by the Borrower to Highbridge pursuant to this Section 6.2(a) on Highbridge’s behalf, (ii) be responsible or liable for monitoring delivery of such information by the Borrower or soliciting such information from the Borrower, (iii) be liable to Highbridge or any other Person with respect to such designation as its designee, including without limitation, for any violation of any securities or other laws or the receipt or non-receipt of non-public information by any Person or (iv) be charged with knowledge of any information contained in such deliverables received by it as designee for Highbridge. Highbridge hereby directs the Administrative Agent to not provide any information received by the Administrative Agent as Highbridge’s designee pursuant to this Section 6.2(a) to Highbridge unless directed in writing otherwise by Highbridge.

(b) Concurrently with the deliveries in Sections 6.2(a)(ii) and 6.2(a)(iii), deliver to each Lender a duly completed Compliance Certificate signed by a Responsible Officer;

(c) Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Holdings shall, and shall cause each of its Subsidiaries to, at the sole cost of Holdings, allow Administrative Agent, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing.

(d) Notwithstanding anything set forth above to the contrary, if any notice or Compliance Certificate required to be furnished pursuant to this Section 6.2 contains material non-public information (any such notice, a “MNPI Notice”), Borrower, instead of delivering such MNPI Notice to each Lender, shall promptly notify each Lender in writing or orally that Borrower desires to deliver an MNPI Notice. Within five (5) Business Days of receipt of such notification, each Lender may either (i) refuse the delivery of such MNPI Notice, in which case Borrower’s obligations under this Section 6.2 with respect to such MNPI Notice and such Lender shall be deemed satisfied, or (ii) enter into good faith negotiations with Borrower to agree the time period within which Borrower will make the material non-public information contained in such MNPI Notice publicly available by including such information in a filing with the SEC (provided that during the period of good faith negotiations, a Lender may direct Borrower to send such MNPI Notice to one of its advisors or agents, including without limitation, its attorneys, for review). If Borrower and such Lender agree on such time period, Borrower shall promptly deliver to such Lender such MNPI Notice and shall include the applicable material non-public information in a public filing with the SEC within such agreed to time period. The failure to agree on such time period will be deemed to satisfy Borrower’s obligations under this Section 6.2 with respect to such MNPI Notice and such Lender.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Holdings, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Holdings’, or such Subsidiary’s, customary practices as they exist as of the Effective Date. Borrower must promptly notify the Lenders of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000.00) individually or in the aggregate in any calendar year.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file (or obtain timely extensions therefor), all required tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Holdings or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.10 hereof; deliver to the Lenders, on demand, appropriate certificates attesting to such payments; and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5 Insurance. Keep Holdings’ and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Holdings’ and its Subsidiaries’ industry and location and as the Required Lenders may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Required Lenders. Subject to Section 3.5, all property policies shall have a lender’s loss payable endorsement showing Collateral Agent (for the ratable benefit of the Secured Parties) as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. Subject to Section 3.5, Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lenders, that it will give the Collateral Agent and the Lenders thirty (30) days (ten (10) days for nonpayment of premium) prior written notice before any such policy or policies shall be canceled. At the request of the Required Lenders, Borrower shall deliver to the Lenders certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at the option of the Required Lenders, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. If Holdings or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent may make (but has no obligation to do so), at Holdings’ expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and may take (but has no obligation to do so), at Holdings’ expense, any action under the insurance policies, in each case, as directed by the Required Lenders.

6.6 Collateral Accounts.

(a) Subject to Section 3.5, maintain Borrower’s and Guarantors’ Collateral Accounts either (i) at depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent (for the ratable benefit of the Secured Parties) with respect to such Collateral Accounts or, (ii) for which a first priority perfected security interest has been (or, with respect to the Leumi Account, may be) obtained pursuant to non-US law without a Control Agreement (“Foreign Accounts”) (provided that, with respect to the Leumi Account, it is understood that the security interest in such account may be subordinated to the security interest granted to Bank Leumi therein). This Section 6.6 shall not apply to (x) Excluded Accounts and (y) Collateral Accounts held in jurisdictions outside the United States, provided that the aggregate amounts in such accounts do not exceed Five Hundred Thousand Dollars ($500,000) at any time.

(b) Subject to Section 6.6(a), Borrower shall provide the Lenders and Collateral Agent ten (10) days’ prior written notice before Borrower or any Guarantor establishes any Collateral Account other than Excluded Accounts. In addition, for each Collateral Account that Borrower or any Guarantor, at any time maintains, Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to Excluded Accounts or Foreign Accounts.

(c) Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.

6.7 Protection of Intellectual Property Rights. Holdings and each of its Subsidiaries shall use commercially reasonable efforts to: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise the Lenders in writing of material infringement by a third party of its respective Intellectual Property or any challenge asserted in writing against the Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without the prior written consent of the Required Lenders.

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Administrative Agent, Collateral Agent and the Lenders, without expense to Administrative Agent, Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Administrative Agent, Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Administrative Agent, Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9 Landlord Waivers; Bailee Waivers. In the event that Holdings or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations located in the U.S., including warehouses located in the U.S. but excluding contract manufacturing sites, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee located in the U.S., in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate, at the election of the Required Lenders, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to the Required Lenders prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10 Creation/Acquisition of Subsidiaries. In the event Holdings or any Subsidiary of Holdings creates or acquires any Subsidiary after the Effective Date that is not an Excluded Subsidiary, Holdings or such Subsidiary shall promptly notify the Lenders of such creation or acquisition, and Holdings or such Subsidiary shall take all actions reasonably requested by the Lenders to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary, if such New Subsidiary is organized under the laws of the United States, to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent (for the ratable benefit of the Secured Parties) a perfected security interest in one hundred percent (100%) of the stock, units or other evidence of ownership held by Holdings or its Subsidiaries of any such New Subsidiary which is organized under the laws of the United States, and sixty-five percent (65%) of the stock, units or other evidence of ownership held by Holdings or its Subsidiaries of any such New Subsidiary which is not organized under the laws of the United States; provided, that any Person who guarantees any Indebtedness incurred by Borrower pursuant to (i) [reserved], (ii) the Existing Notes or (iii) any Junior Indebtedness (or, in the case of each of the preceding clauses (i), (ii) and (iii), any Permitted Refinancing Indebtedness thereof) shall be required to become a Guarantor hereunder.

6.11 Further Assurances. Execute any further instruments and take further action as Administrative Agent, Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement and the other Loan Documents, in each case subject to the terms and conditions set forth in the applicable Acceptable Intercreditor Agreement, if any.

6.12 Government Grants. From the Effective Date, each of Holdings and its Subsidiaries (i) will not accept or receive any grant or funding from any Governmental Authority (including the Israel Innovation Authority) other than grants listed and disclosed on Schedule 6.12, nor shall it apply for or request any change, increase or other modification to any existing grant or funding, or to any of the IIA approved plans, programs or approvals in respect of the Collateral, in each case without the prior written consent of the Collateral Agent at the direction of the Required Lenders (which direction shall not be unreasonably withheld, delayed or conditioned), and (ii) shall fulfill in all material respects all obligations under applicable law or applicable agreement in connection with grants or funding received from any Governmental Authority, including in respect of (x) IIA-Funded Know-How (including payment of all amounts due to any Governmental Authority in connection with the IIA-Funded Know-How) and (y) grants received by Holdings as specified in that certain letter from the Israeli Ministry of Economy and Industry to Holdings, dated as of December 24, 2019 (file number 21412, program number 5627, application number 129155).

7. NEGATIVE COVENANTS

So long as any Obligations (other than inchoate indemnification obligations) remain outstanding, Holdings and Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions.

(a) consummate an Asset Sale, unless (i) Holdings or the Borrower (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets, property or Capital Stock issued or sold or otherwise disposed of, (ii) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Asset Sale or would be caused thereby and (iii) at least 75% of the consideration received from such Asset Sale is, or will be when paid (in the case of milestones, royalties and other deferred payment obligations), in the form of cash or Cash Equivalents; provided that for purposes of this clause (iii), the following shall be deemed to be cash:

(i) any Designated Non-Cash Consideration received by Holdings or the Borrower or such Subsidiary in respect of such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c), not in excess of $5,000,000, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(ii) any liabilities (as shown on Holdings’, Borrower’s or such Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings, the Borrower or any Subsidiary (other than liabilities that are by their terms contractually subordinated to the Term Loans or any Guaranty) (A) that are assumed by the transferee of any such assets and for which Holdings, the Borrower or such Subsidiary, as the case may be, has been released or indemnified against further liability or (B) in respect of which none of Holdings, the Borrower or any Subsidiary following such Asset Sale has any obligation; and

(iii) any securities, notes or other obligations received by Holdings, the Borrower or any such Subsidiary from such transferee that are exchanged by Holdings, the Borrower or such Subsidiary within 365 days into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

(b) [RESERVED]

(c) [RESERVED]

(d) Notwithstanding anything to the contrary set forth in this Agreement (including, without limitation, in Section 7.1(a)), Holdings and the Borrower will not, and will not permit any of their Subsidiaries to dispose (other than the grant of Liens not otherwise prohibited under this Agreement or a Disposition to the Borrower or a Guarantor), directly or through the Disposition of the Capital Stock of a Guarantor, of (i) Material Assets or (ii) the revenues (or equivalent) generated by Omidubicel (other than pursuant to a Royalty Financing permitted pursuant to Section 7.4(b)), in each case, unless the consideration paid to Holdings, the Borrower and their Subsidiaries for such transaction is paid or payable in cash for fair market value and 100% of the cash proceeds of such sale, transfer or license (the “Material Proceeds”) are used to prepay the Term Loans in accordance with Section 2.2(c).

(e) This Section 7.1 shall cease to apply at such time that less than $5,000,000 aggregate principal amount of Term Loans remain outstanding.

7.2 Changes in Business or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the Permitted Business or (b) liquidate or dissolve. Holdings shall not, and shall not permit any of its Subsidiaries to, without at least twenty (20) days’ prior written notice to the Lenders and the Administrative Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of Holdings or any of its Subsidiaries, as applicable or are contract manufacturing sites); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization. This Section 7.2 shall cease to apply at such time that less than $5,000,000 aggregate principal amount of Term Loans remain outstanding.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person (other than pursuant to a Transfer permitted under Section 7.1 or as otherwise permitted pursuant to Section 7.7); provided that a Subsidiary may merge or consolidate into another Subsidiary (provided that in the case of a merger or consolidation of a Guarantor, the surviving Person has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Default or Event of Default is occurring prior thereto or arises as a result therefrom. This Section 7.3 shall cease to apply at such time that less than $5,000,000 aggregate principal amount of Term Loans remain outstanding.

7.4 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Directly or indirectly, create, incur, issue, assume, enter into a guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), or issue any Disqualified Stock or permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Holdings and any Subsidiary may incur Subordinated Indebtedness; provided, further, that Holdings will be entitled to incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Subsidiary will be entitled to incur Indebtedness or issue preferred stock if, on the date of such incurrence or issuance and after giving effect thereto on a pro forma basis, the Fixed Charge Coverage Ratio would be at least 2.0 to 1.0; provided, further, that, the amount of Indebtedness incurred or Disqualified Stock by any Subsidiary that is not a Guarantor under the immediately preceding proviso shall not exceed $1,000,000 at any time outstanding.

(b) Notwithstanding anything to contrary herein, Section 7.4(a) above will not prohibit the incurrence of any Permitted Debt.

(c) For the purposes of determining compliance with this Section 7.4, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (27) of the definition of “Permitted Debt,” or is entitled to be incurred pursuant to Section 7.4(a), Borrower shall be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this Section 7.4; provided that all Indebtedness represented by Existing Notes and outstanding on the Effective Date will be treated as incurred under clause (3) of the definition of “Permitted Debt” and may not be reclassified.

(d) The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the amortization of debt discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the payment of interest in the form of Capital Stock, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 7.4, provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Borrower as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving Indebtedness, provided that if such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding anything to the contrary in this Section 7.4, the maximum amount of Indebtedness that Holdings or any Subsidiary may incur pursuant to this Section 7.4 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (a) the Fair Market Value of such assets at the date of determination and (b) the amount of the Indebtedness of the other Person.

(f) This Section 7.4 shall cease to apply at such time that less than $5,000,000 aggregate principal amount of Term Loans remain outstanding.

7.5 Encumbrance. Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

7.6 Maintenance of Collateral Accounts. With respect to Borrower or any Guarantor, maintain any Collateral Account, which, for the avoidance of doubt, does not include Excluded Accounts, except pursuant to the terms of Section 6.6 hereof.

7.7 Restricted Payments.

(a) Effect a Restricted Payment;

(b) Notwithstanding anything to the contrary therein, Section 7.7(a) will not prohibit:

(i) the payment of any dividend or distribution on account of Capital Stock or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Capital Stock, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Section 7.7; provided that the making of such payment will reduce capacity for Restricted Payments pursuant to such provisions when so made;

(ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Junior Indebtedness or Disqualified Stock of the Borrower or any Guarantor (excluding, for the avoidance of doubt, the Existing Notes) in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness, which incurrence occurs substantially concurrently with such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value;

(iii) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Holdings or any Subsidiary of Holdings held by any current or former officer, director, employee or consultant of Holdings or any Subsidiary or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, phantom stock plan or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed $1,000,000 in any fiscal year (with any unused amount in any calendar year being carried forward and available in the next succeeding year in an aggregate amount not to exceed $2,000,000 in any fiscal year); provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(1) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of Holdings to officers, directors, employees or consultants of Holdings, of any of its Subsidiaries or of any of its direct or indirect parent companies that occurs after the Effective Date to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the making of Restricted Payments pursuant to this Section 7.7; plus

(2) the cash proceeds of key man life insurance policies received by Holdings or any Subsidiary after the Effective Date; and, in addition, cancellation of Indebtedness owing to Holdings or any Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of Holdings or any Subsidiary in connection with a repurchase of Capital Stock of Holdings or any Subsidiary from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.7 or any other provisions of this Agreement;

(iv) cashless repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents a portion of the exercise, conversion or exchange price thereof;

(v) the purchase, redemption or other acquisition or retirement for value of Capital Stock (x) deemed to occur upon the exercise or conversion of stock options, warrants, convertible notes or similar rights to acquire Capital Stock to the extent that such Capital Stock represent all or a portion of the exercise, exchange or conversion price of those stock options, phantom stock, warrants, convertible notes or similar rights, or (y) made in lieu of payment of withholding taxes in connection with the vesting of Capital Stock or any exercise or exchange of stock options, phantom stock, warrants, convertible notes or similar rights to acquire such Capital Stock

(vi) each Subsidiary of Holdings or the Borrower may make Restricted Payments to the Borrower, any Guarantor or another Subsidiary of Holdings or the Borrower which is the immediate parent of the Subsidiary making such Restricted Payment;

(vii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former director, officer, employee, manager or director of Holdings, the Borrower or any of their Subsidiaries (or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) solely to the extent necessary to pay for the taxes payable by such Person upon such grant or award (or upon the vesting thereof);

(viii) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds from the substantially concurrent contribution to the Common Equity of Holdings or Borrower or from the substantially concurrent sale (other than to a Subsidiary of Holdings or Borrower) of, Capital Stock (other than Disqualified Stock) of Holdings or Borrower to the extent such proceeds are not otherwise applied to the making of Restricted Payments pursuant to this Section 7.7;

(ix) the purchase of any Permitted Equity Derivative with the proceeds of any incurrence of any convertible or exchangeable Indebtedness permitted pursuant to Section 7.4, and any subsequent settlement or termination thereof;

(x) the making of cash payments in connection with any prepayment of Term Loans, in each case, pursuant to the terms of this Agreement;

(xi) payments of intercompany Subordinated Indebtedness, the incurrence of which was permitted under Section 7.4(b);

(xii) payments on any Subordinated Indebtedness permitted under Section 7.4(a) to the extent such payments are expressly permitted under the Permitted Subordination Agreement or the Permitted Subordination Provisions, as applicable, covering such Subordinated Indebtedness;

(xiii) any non-Wholly Owned Subsidiary of Holdings or the Borrower may make Restricted Payments (which may be in cash) to its shareholders, members or partners generally, so long as Holdings, the Borrower or the Subsidiary which owns the Capital Stock in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the Capital Stock in the Subsidiary making such Restricted Payment and taking into account the relative preferences, if any, of the various classes of Capital Stock of such Subsidiary); and

(xiv) the payment of cash in lieu of the issuance of fractional shares of Capital Stock in connection with any dividend or split of, or upon exercise, conversion or exchange of warrants, options or other securities exercisable or convertible into, or exchangeable for, Capital Stock of Holdings or in connection with the issuance of any dividend otherwise permitted to be made under this Section 7.7.

(c) Notwithstanding anything in the foregoing Section 7.7(b), in no event shall the distribution, as a dividend or otherwise, of (A) any Material Assets or the Material Proceeds be permitted under this Section 7.7 (other than a distribution to the Borrower or a Guarantor), (B) the Capital Stock of the Borrower or any Guarantor (other than a distribution by Holdings pursuant to Section 7.7(a)) be permitted under this Section 7.7 or (C) the NAM Platform or any interest therein in any manner that is reasonably likely to materially impair (or have a material and adverse effect on) the creation, development, manufacture, commercialization, sale, marketing or promotion of Omidubicel in the U.S. or otherwise have a material and adverse effect on the business of Holdings, the Borrower or their Subsidiaries or their respective assets, as reasonably determined by Holdings in good faith, be permitted under this Section 7.7.

(d) For purposes of determining compliance with this Section 7.7, if any Restricted Payment (or portion thereof) would be permitted pursuant to one or more provisions described above, Borrower may divide and classify such Restricted Payment in any manner that complies with this covenant and may later divide and classify any such Restricted Payment so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(e) This Section 7.7 shall cease to apply at such time that less than $5,000,000 aggregate principal amount of Term Loans remain outstanding.

7.8 [Reserved].

7.9 Transactions with Affiliates.

(a) Complete an Affiliate Transaction.

(b) The following will be deemed not to be Affiliate Transactions and, therefore, will not be subject to this Section 7.9:

(i) any consulting or employment agreement or compensation plan, stock option or stock ownership plan or reasonable and customary officer or director indemnification arrangement entered into by Holdings, Borrower or any of their Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of Holdings, Borrower or their Subsidiaries and payments and transactions pursuant thereto;

(ii) transactions between or among Holdings and/or the Subsidiaries;

(iii) payment of reasonable fees or other reasonable compensation to, provision of customary benefits or indemnification agreements to and reimbursement of expenses of directors, officer and employees of Holdings, Borrower or any of its Subsidiaries;

(iv) any transaction in which the only consideration paid by Borrower or any Subsidiary consists of Capital Stock (other than Disqualified Stock) of Borrower or any contribution of capital to Borrower;

(v) Restricted Payments as permitted pursuant to Section 7.7;

(vi) transactions pursuant to agreements or arrangements as in effect on the Effective Date, or any amendment, modification, or supplement thereto or replacement thereof (so long as such agreement or arrangement, as so amended, modified or supplemented or replaced, is not materially more disadvantageous, taken as a whole, than such agreement or arrangement as in effect on the Effective Date, as determined in good faith by Borrower);

(vii) purchases or sales of goods and/or services with customers, suppliers, sales agents or sellers of goods and services in the ordinary course of business on terms that are no less favorable to Holdings, Borrower or the relevant Subsidiary than those that would have been obtained at the time in a comparable transaction by Holdings, Borrower or such Subsidiary with a Person that is not an Affiliate of the Holdings, Borrower;

(viii) if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of Holdings, Borrower or any Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other non-Affiliate holders of Indebtedness of Holdings, Borrower or such Subsidiary;

(ix) transactions in the ordinary course of business between Holdings, Borrower or a Subsidiary with any Joint Venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such Joint Venture are owned only by the Holdings, Borrower, their Subsidiaries and Persons that are not Affiliates of Borrower (other than by virtue of such joint venture arrangement);

(x) any Investment of Holdings, Borrower or any of their Subsidiaries existing on the Effective Date listed on Schedule 5.9 hereto and Schedule 9 of the Perfection Certificate, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Effective Date;

(xi) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of Holdings, Borrower or any of their Subsidiaries and not for the purpose of circumventing any provision of this Agreement;

(xii) to the extent permitted under this Agreement, including in compliance with Section 7.3, any merger, consolidation or reorganization of Holdings or Borrower with an Affiliate of Holdings solely for the purpose of (A) forming or collapsing a holding company structure or (B) reincorporating Holdings or Borrower in a new jurisdiction;

(xiii) entering into one or more agreements that provide registration and/or information rights to the security holders of Holdings or any Subsidiary or any direct or indirect parent of Holdings or amending such agreement with security holders of Holdings or any Subsidiary or any direct or any indirect parent of Holdings;

(xiv) transactions contemplated by, or in connection with, any customary transition services agreement entered into in connection with any Disposition which is permitted hereunder

(xv) any incurrence of Indebtedness permitted by clauses (6), (7), (10), (18), (19), or (25) of the definition of Permitted Debt;

(xvi) customary fees, indemnities and reimbursements may be paid to non-officer directors of Holdings, the Borrower and their Subsidiaries; and

(xvii) advances to employees of Holdings, the Borrower or any of their Subsidiaries made in the ordinary course of business, in a manner that is consistent with past practice.

(c) This Section 7.9 shall cease to apply at such time that less than $5,000,000 aggregate principal amount of Term Loans remain outstanding.

7.10 Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Holdings or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.11 Compliance with Anti-Terrorism Laws. (a) Enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists, (b) offer, pay, promise to pay, or authorize the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (c) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (d) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (e) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.12 Limitation on Issuance of Capital Stock. Except for Holdings, no Guarantor may issue any Capital Stock of such Guarantor (including by way of sales of treasury stock or the issuance of any debt security that is convertible into, or exchangeable for, Capital Stock of such Guarantor) to any Person other than (i) to Borrower or any other Guarantor, (ii) in connection with the transfer of all of the Capital Stock of such Guarantor otherwise permitted under this Agreement, or (iii) the issuance of director’s qualifying shares or other nominal shares required by law to be held by a Person other than Borrower or a Guarantor. This Section 7.12 shall cease to apply at such time that less than $5,000,000 aggregate principal amount of Term Loans remain outstanding.

7.13 Minimum Liquidity. Subject to Section 3.5(c) , permit, based on the amount calculated at the end of the prior month, Qualified Cash to be less than $20,000,000 provided; that this Section 7.13 shall cease to apply at such time that less than $5,000,000 aggregate principal amount of Term Loans remain outstanding.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. (a) Immediately upon Borrower’s failure to make any payment of principal or interest on the Term Loan on its due date (including any principal or interest to be paid in Ordinary Shares in accordance with the terms of this Agreement and the Secured Note), (b) immediately upon Borrower’s failure to comply with its obligations to exchange (including, without limitation and to avoid doubt, any Exchange (as defined in the Secured Notes)) the Secured Notes in accordance with this Agreement and the Secured Notes, or (c) if Borrower fails to pay any other Obligation (including any Obligation to be paid in Ordinary Shares in accordance with the terms of this Agreement and the Secured Note) within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof).

8.2 Covenant Default.

(a) Holdings or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes; Pensions), 6.5 (Insurance), 6.6 (Collateral Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or Borrower violates any provision in Section 7.

(b) Holdings, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Holdings or such Subsidiary, as applicable, be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period).

8.3 Material Adverse Change. A Material Adverse Change has occurred.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Holdings or any of its Subsidiaries or of any entity under control of Holdings or its Subsidiaries on deposit with any institution at which Holdings or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment (other than a Permitted Lien) is filed against Holdings or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise).

(b) (i) Any material portion of Holdings’ or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Holdings or any of its Subsidiaries from conducting any material part of its business.

8.5 Insolvency. (a) Holdings or any of its Subsidiaries is, or becomes, Insolvent; (b) Holdings or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Holdings or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Term Loans shall be extended while Holdings or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed).

8.6 Other Agreements. There is any (a) default and such default continues (after the applicable grace, cure or notice period) in any agreement to which Holdings or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Ten Million Dollars ($10,000,000.00) or that could reasonably be expected to have a Material Adverse Change; for the avoidance of doubt, (x), the exchange, repurchase, conversion or settlement with respect to any Existing Notes, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms that does not result from a default thereunder or an event of the type that constitutes an Event of Default or (y) any early payment requirement or unwinding or termination with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither Holdings nor any of its Affiliates is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, shall not constitute an Event of Default under this Section 8.6.

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Twenty Million Dollars ($20,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Holdings or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof.

8.8 Misrepresentations. Holdings or any of its Subsidiaries or any Person acting for Holdings or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Administrative Agent, Collateral Agent and/or the Lenders or to induce Administrative Agent, Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made.

8.9 Change of Control. The occurrence of a Change in Control.

8.10 Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement; (b) any Guarantor does not perform any obligation or covenant under any Guaranty, after any applicable grace or cure period; (c) any circumstance described in Section 8 occurs with respect to any Guarantor, beyond any applicable grace or cure period; or (d) a Material Adverse Change with respect to any Guarantor.

8.11 Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Holdings or any of its Subsidiaries that causes Holdings or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products material to its business, even if such action is based on previously disclosed conduct; (ii) the FDA issues a warning letter to Holdings or any of its Subsidiaries with respect to any of its activities or products which results in a Material Adverse Change; (iii) Holdings or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Holdings or any of its Subsidiaries of Ten Million Dollars ($10,000,000.00) or more; (iv) Holdings or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Ten Million Dollars ($10,000,000.00) or more that is unsatisfied, or a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA revokes any authorization or permission granted under any Registration, or Holdings or any of its Subsidiaries withdraws any Registration, that causes a Material Adverse Change.

8.12 Lien Priority. Except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time, after the completion of the obligations set out in Section 3.5, fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law or that are permitted to have priority pursuant to this Agreement.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction of Required Lenders, may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower (with a copy to the Collateral Agent), (ii) by notice to Borrower (with a copy to the Collateral Agent) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by the Lenders) or (iii) by notice to Borrower (with a copy to the Collateral Agent) suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and the Lenders shall be immediately terminated without any action by the Lenders).

(b) Without limiting the rights of the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, the Required Lenders may, without notice or demand, do any or all of the following:

(i) direct Collateral Agent to foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) direct the Administrative Agent to make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;

(iii) direct the Administrative Agent and Collateral Agent to apply to the Obligations any (A) balances and deposits of Borrower that the Administrative Agent, Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by the Administrative Agent, Collateral Agent or any Lender owing to or for the credit or the account of Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or

(iv) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Administrative Agent, Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Administrative Agent and Collateral Agent shall have the right to, at the written direction of the Required Lenders, without notice or demand, do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Required Lenders consider advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts the Required Lenders consider necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower hereby grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Holdings’ and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Holdings’ and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the ratable benefit of the Secured Parties;

(iv) place a “hold” on any Collateral Account maintained with Administrative Agent, Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Holdings or any of its Subsidiaries; and

(vii) subject to clauses (a) and (b) of this Section 9.1, exercise all rights and remedies available to Administrative Agent, Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints (without obligation) each of Administrative Agent and Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Holdings’ or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Holdings’ or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Borrower directly with the applicable Account Debtors, for amounts and on terms the Required Lenders determine reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits (including by filing assignment agreements with the United States Patent and Trademark Office, United States Copyright Office and/or Israeli Patent Office or equivalent in any jurisdiction outside of the United States); and (g) in the case of any Intellectual Property, execute, deliver and have recorded any document that the Required Lenders may request to evidence, effect, publicize or record the Collateral Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of Borrower relating thereto or represented thereby. Borrower hereby appoints (without obligation) each of Administrative Agent and Collateral Agent as its lawful attorney-in-fact to sign Holdings’ or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Lenders are under no further obligation to make Term Loans hereunder. Administrative Agent’s and Collateral Agent’s foregoing appointments as Holdings’ or any of its Subsidiaries’ attorney in fact, and all of Administrative Agent’s and Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Lenders’ obligation to provide Term Loans terminates. The powers conferred on each of the Administrative Agent and Collateral Agent under the powers of attorney hereunder are solely to protect Secured Parties’ interests in the Collateral and shall not impose any duty upon Administrative Agent or Collateral Agent to exercise any such powers.

9.3 Protective Payments. If Holdings or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Holdings or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Administrative Agent may (but shall not be obligated to) obtain such insurance or make such payment, and all amounts so paid by Administrative Agent are Lenders’ Expenses and Administrative Agent and Collateral Agent Expenses and shall be immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Administrative Agent will make reasonable efforts to provide Borrower with notice of Administrative Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Administrative Agent are deemed an agreement to make similar payments in the future or Administrative Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent, Collateral Agent or the Lenders from or on behalf of Holdings or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Administrative Agent, Collateral Agent and Lenders on the other, Administrative Agent, Collateral Agent and the Lenders shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in accordance with subsection (b) below notwithstanding any previous application by Administrative Agent, Collateral Agent or the Lenders, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Administrative Agent and Collateral Agent for payment of any Administrative Agent and Collateral Agent Fees, Administrative Agent and Collateral Agent Expenses and any other Obligations (including any Lenders’ Expenses) owing to the Administrative Agent or Collateral Agent; second, to any other Lenders’ Expenses; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth, to any other Obligations owing to any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Each Lender shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of the Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to the other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5 Liability for Collateral. So long as Collateral Agent deals with the Collateral in its possession in the same manner as it deals with similar property held by it as a third party agent, Collateral Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Administrative Agent, Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or by Borrower or any other Loan Document shall not waive, affect, or diminish any right of Administrative Agent, Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Administrative Agent and/or Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Administrative Agent, Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Administrative Agent, Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Administrative Agent, Collateral Agent or any Lender of one right or remedy is not an election, and any waiver of any Event of Default is not a continuing waiver. Administrative Agent’s, Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Administrative Agent, Collateral Agent or any Lender on which Holdings or any Subsidiary is liable.

9.8 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent (at the direction of the Required Lenders) to exercise the rights and remedies under this Section 9 after the occurrence and during the continuance of an Event of Default as the Collateral Agent shall be lawfully entitled to exercise (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), Borrower hereby (a) grants to the Collateral Agent, for the ratable benefit of the Secured Parties, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to Borrower (or applicable grantor)) (“Collateral Agent License”), including in such license the right to use, modify, copy, make derivative works, distribute, license, sublicense or practice any Intellectual Property now owned or hereafter acquired by Borrower (or any applicable grantor), and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof, provided that with respect to any licenses held by Borrower, such Collateral Agent License shall receive the licenses allowed or granted in the license and if such assignment or grant is not permitted under the term of such license Borrower will or will cause the applicable guarantor to cooperate with Collateral Agent and the other Secured Parties to receive the benefits of such Collateral Agent License to the maximum extent possible and (b) irrevocably agrees that the Collateral Agent may sell any of Borrower’s Inventory directly to any person, including without limitation persons who have previously purchased Borrower’s Inventory from Borrower and in connection with any sale or other enforcement of the Collateral Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to Borrower and any Inventory that is covered by any Copyright owned by or licensed to Borrower and the Collateral Agent may (but shall have no obligation to) finish any work in process and affix any Trademark owned by or licensed to Borrower (or any applicable grantor) and sell such Inventory as provided herein.

9.9 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Collateral Agent and each Lender are hereby authorized at any time or from time to time, without notice to Borrower or any other Person (other than the Administrative Agent), any such notice being hereby expressly waived (other than with respect to notice to the Administrative Agent), to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10. NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Administrative Agent, Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Gamida Cell Ltd. 116 Huntington Ave., 7th Floor Boston, Massachusetts, 02116 Attention: General Counsel Email: [***]

with a copy (which shall not constitute notice) to:	Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, California, 94111 Attention: [***]

If to Administrative Agent or Collateral Agent:	Wilmington Savings Fund Society, FSB 500 Delaware Avenue Wilmington, DE 19801 Attention: [***] Email : [***]
with a copy (which shall not constitute notice) to:	Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 Attn: [***] Email: [***]
If to Lender:	Highbridge Tactical Credit Master Fund, L.P. c/o Highbridge Capital Management, LLC 277 Park Avenue, 23rd Floor New York, NY 10172 Attn: [***] Email: [***] Attn: [***] Email: [***]

with a copy (which shall not constitute notice) to:	King & Spalding LLP 110 N Wacker Drive Suite 3800 Chicago, IL 60606 Attn: [***] Email: [***] Attn: [***] Email: [***]

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1 Waiver of Jury Trial. EACH OF BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.

11.2 Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3 Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Administrative Agent, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Administrative Agent, Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

11.4 Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5 Non-exclusive Jurisdiction. Nothing contained in this Section 11 shall affect the right of Administrative Agent, Collateral Agent or Lenders to serve process in any other manner permitted by applicable Requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. None of Borrower, Holdings nor any other Guarantor may transfer, pledge or assign this Agreement or any rights or obligations under it without the prior written consent of the Required Lenders (which may be granted or withheld in the Required Lenders’ discretion, subject to Section 12.5). The Lenders have the right, subject to any restrictions in the Secured Notes to the extent outstanding, without the consent of or notice to Borrower, to sell, transfer or assign, (any such sale, transfer or assignment, a “Lender Transfer”), in all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents. Borrower, Administrative Agent and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests in any Term Loan Commitment or Term Loan so assigned until the Administrative Agent shall have received and accepted an effective assignment agreement, in form set forth in Exhibit H hereto, executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as the Administrative Agent or Borrower reasonably shall require, together with a processing and recordation fee to the Administrative Agent in the amount of $3,500 to be paid by the assigning Lender (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) and, if the assignee is not a Lender, the assignee shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent and applicable tax forms. Upon receipt of such documents and information the Administrative Agent shall update the Register to reflect any such assignment. The Administrative Agent shall maintain at one of its offices in the United States a register for the recordation of the names and addresses, the Term Loan Commitments and the interest in the Term Loans of each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent, the Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Lender and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice. The Lenders have the right, subject to any restrictions in the Secured Notes to the extent outstanding, without the consent of or notice to Borrower, to grant a participation in all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Collateral Agent, the other Lenders and any other party to the Loan Documents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans (including the Secured Notes) or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither the Administrative Agent nor the Collateral Agent (in their capacity as such) shall have any responsibility for maintaining a Participant Register. Notwithstanding the foregoing, the Lender shall not assign its interest in the Loan Documents to any Person who (a) is a competitor of Holdings or its Subsidiaries, whether as an operating company or direct or indirect parent with voting control over such operating company, or (b) is a Disqualified Lender.

12.2 Indemnification. Borrower agrees to reimburse and to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents whether in contract, tort or otherwise; and (b) all losses, Administrative Agent and Collateral Agent Expenses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by a final, non-appealable judgement of a court of competent jurisdiction. Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower or its shareholders, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Administrative Agent, Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by a final, non-appealable judgement of a court of competent jurisdiction. This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

12.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4 Correction of Loan Documents. The Required Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties; provided that no such correction that would affect the rights and duties of the Administrative Agent or Collateral Agent shall be effective without Administrative Agent’s or Collateral Agent’s written consent, respectively.

12.5 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Holdings or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights or duties of Administrative Agent or Collateral Agent shall be effective without Administrative Agent’s or Collateral Agent’s, respectively, written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to the Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to the Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on the Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.5. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b) Other than as expressly provided for in Section 12.5(a)(i)-(a)(iii), the Required Lenders may from time to time designate covenants in this Agreement less restrictive by notification to Borrower.

(c) The Borrower and the Required Lenders shall promptly provide a copy of any executed amendment to the Administrative Agent and the Collateral Agent.

(d) This Agreement (including the Exhibits hereto) and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender, the Administrative Agent and Collateral Agent, as well as the withholding provision in Section 2.5 hereof and the confidentiality provisions in Section 12.8 below, shall survive the termination of this Agreement and the other Loan Documents, the payment in full of the Term Loans and the earlier resignation or removal of the Administrative Agent or the Collateral Agent.

12.8 Confidentiality. In handling any confidential information of Borrower, each of the Lenders, the Administrative Agent and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’, Administrative Agent’s and Collateral Agent’s Subsidiaries, Related Persons or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lenders, the Administrative Agent and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’, Administrative Agent’s or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent or the Required Lenders reasonably consider appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders, Administrative Agent and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders, Administrative Agent and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’, Administrative Agent’s and/or Collateral Agent’s possession when disclosed to the Lenders, Administrative Agent and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders, Administrative Agent or the Collateral Agent; or (ii) is disclosed to the Lenders, Administrative Agent and/or Collateral Agent by a third party, if the Lenders, Administrative Agent and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Administrative Agent, Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis so long as the Administrative Agent, the Collateral Agent and the Lenders do not disclose the identity of the Borrower or the identity of any person associated with the Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8. Notwithstanding anything contained in this Section 12.8, Borrower and Lenders hereby acknowledge and agree that as of the Effective Date, after giving effect to the public announcement of the Transactions, none of the Borrower nor any of its affiliates has provided such Lenders with any material, nonpublic information.

12.9 Right of Set Off. Borrower hereby grants to Administrative Agent, Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including an Affiliate of the Administrative Agent or Collateral Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT OR COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

12.10 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of the Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Borrower’s management personnel available to meet with the Lenders and prospective participants and assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of the Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of the Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

12.11 Public Announcement; Disclosure of Transaction.

(a) Borrower hereby agrees that Administrative Agent, Collateral Agent and each Lender, after consultation with Borrower, may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos. Notwithstanding the foregoing, such consultation with Borrower shall not be required for any disclosures by Administrative Agent, Collateral Agent and the Lenders may also make disclosures to the SEC or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.

(b) Holdings shall, on or before 9:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, issue a press release (the “Press Release”) reasonably acceptable to the Lenders. On or before 9:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, Holdings shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Loan Documents in the form required by the Exchange Act and attaching all the material Loan Documents (including, without limitation, this Agreement, the form of the Secured Note, and the form of the Registration Rights Agreement) (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, Holdings shall have disclosed all material, non-public information (if any) provided to any of the Lenders by Holdings or any of its subsidiaries or any of their respective Representatives in connection with the transactions contemplated by the Loan Documents. In addition, effective upon the filing of the 8-K Filing, Holdings acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between Holdings, any of its subsidiaries or any of their respective Representatives, on the one hand, and any of the Lenders or any of their affiliates, on the other hand, shall terminate, and no Lender shall have any duty of confidentiality with respect to, or a duty not to trade in the securities of, Holdings or any of its subsidiaries.

12.12 Exhibit B Agreement. Administrative Agent, Collateral Agent, Holdings, Borrower, and the Lenders hereby agree to the terms and conditions set forth on Exhibit B attached hereto.

12.13 Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower have satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to the Administrative Agent, the Collateral Agent and the Lenders.

12.15 Guaranty. Each of the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of Secured Parties the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)). Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Obligations then due as aforesaid, accrued and unpaid interest on such Obligations (including interest that, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Obligations then owed to the Secured Parties as aforesaid. This Guaranty is a continuing guaranty and shall remain in effect until all of the Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Obligations. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations. To the extent applicable, Holdings waives the benefits and any rights afforded to it under Sections 4(b), 4(c), 5, 6, 7(b), 8, 9, 11, 12, 15 and 17 of the Israeli Guarantee Law, 5727-1967, as may be amended from time to time, and any successor law, and each of the Borrower and Holdings hereby confirms that such rights and defenses shall not apply to Holdings.

12.16 Representations and Warranties of the Lenders. Each Lender, severally and not jointly, represents and warrants to Borrower, the Collateral Agent and the Administrative Agent as of the date such Person becomes a Lender and as of the Effective Date, that:

(a) Such Lender is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereunder.

(b) This Agreement has been duly executed and delivered by such Lender and constitutes a legal, valid and binding obligation of such Lender, enforceable against the Lender in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) This Agreement and consummation of the transactions contemplated hereunder will not violate, conflict with or result in a breach of or default under (i) such Lender’s organizational documents, (ii) any agreement or instrument to which such Lender is a party or by which such Lender or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to such Lender.

(d) Each of the Secured Notes to be received by such Lender hereunder will be acquired for such Lender’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, except pursuant to sales registered or exempted under the Securities Act, and such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Lender’s right at all times to sell or otherwise dispose of all or any part of such Secured Notes in compliance with applicable federal and state securities laws.

(e) Such Lender can bear the economic risk and complete loss of its extension of the Term Loans and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(f) Such Lender has had an opportunity to receive, review and understand all information related to Borrower requested by it and to ask questions of and receive answers from Borrower regarding Borrower, its Subsidiaries, its business and the terms and conditions of receiving the Term Loans and the issuance of the Secured Notes, and has conducted and completed its own independent due diligence.

(g) Based on the information such Lender has deemed appropriate, it has independently made its own analysis and decision to enter into the Loan Documents.

(h) Such Lender understands that the Secured Notes are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Lender understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of Borrower or the issuance of the Secured Notes. Each Lender will comply with all applicable laws and regulations in each jurisdiction in which it subscribes, offers or sells Securities or has in its possession or distributes any offering material, in all cases at its own expense.

(i) Such Lender is an “accredited investor” as defined in Regulation D promulgated under the Securities Act, and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(j) Such Lender did not learn of the investment in the Secured Notes as a result of any general solicitation or general advertising.

(k) The Lenders agree that the Secured Notes and Ordinary Shares issuable pursuant hereto or pursuant to the Secured Notes may not be sold or transferred unless (i) such Secured Notes and Ordinary Shares issuable pursuant hereto or pursuant to the Secured Notes are sold or transferred pursuant to an effective registration statement pursuant to the Securities Act, (ii) such Secured Notes and Ordinary Shares issuable pursuant hereto or pursuant to the Secured Notes are sold or transferred in accordance with to Rule 144, (iii) the Borrower have received an opinion of counsel reasonably satisfactory to it that such sale or transfer may lawfully be made without registration under the Securities Act, or (iv) the Secured Notes and Ordinary Shares issuable pursuant hereto or pursuant to the Secured Notes are transferred without consideration to an affiliate of such holder or a custodial nominee.

(l) The Lenders agree that the certificates or book-entry records evidencing the commitment fee shares will bear the following or a similar legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, (III) BORROWER HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (IV) THE SECURITIES ARE TRANSFERRED WITHOUT CONSIDERATION TO AN AFFILIATE OF SUCH HOLDER OR A CUSTODIAL NOMINEE (WHICH FOR THE AVOIDANCE OF DOUBT SHALL REQUIRE NEITHER CONSENT NOR THE DELIVERY OF AN OPINION).”

(m) Such Lender is not, and has not been during the consecutive three month period preceding the date hereof, a director, officer or “affiliate” within the meaning of Rule 144 under the Securities Act of Borrower. The Lender and its Affiliates collectively beneficially own and will beneficially own as of the Effective Date (but without giving effect to any exchange of the Secured Notes) less than 10% of the outstanding Ordinary Shares.

(n) Such Lender understands that the Secured Notes are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and such Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the availability of such exemptions and the eligibility of such Lender to acquire the Securities. The Lender irrevocably authorizes the Borrower or Holdings to produce this Section 12.16 to any interested party in any administrative or legal proceedings or official enquiry with respect to the matters covered herein.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

GAMIDA CELL INC.

By:	/s/ Abigail L. Jenkins
Name:	Abigail L. Jenkins
Title:	President and Chief Executive Officer

HOLDINGS AND GUARANTOR:

GAMIDA CELL LTD.

By:	/s/ Shai Lankry
Name:	Shai Lankry
Title:	Chief Financial Officer

[Signature Page to Loan and Security Agreement]

COLLATERAL AGENT:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent

By:	/s/ Raye Goldsborough
Name:	Raye Goldsborough
Title:	Vice President

ADMINISTRATIVE AGENT:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent

By:	/s/ Raye Goldsborough
Name:	Raye Goldsborough
Title:	Vice President

[Signature Page to Loan and Security Agreement]

LENDERS:

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.
By: Highbridge Capital Management, LLC, as Trading Manager

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director, Co-Chief Investment Officer

[Signature Page to Loan and Security Agreement]